Exhibit (f)(1)
EXECUTION VERSION
HORIZON CREDIT I LLC
as Borrower
and
WESTLB AG, NEW YORK BRANCH,
as Lender
and
U.S. BANK NATIONAL ASSOCIATION,
as Custodian and Paying Agent
and
WESTLB AG, NEW YORK BRANCH,
as Agent

CREDIT AND SECURITY AGREEMENT
Dated as of March 4, 2008

Section 12.10 Integration; Binding Effect; Survival of Terms	48
Section 12.11 Assignability; Participations	48
Section 12.12 Counterparts; Severability; Section References	49
Section 12.13 Computation of Time Periods, Etc	49

CREDIT AND SECURITY AGREEMENT
          THIS CREDIT AND SECURITY AGREEMENT, dated as of March 4, 2008 is entered into by and among:
          (a) HORIZON CREDIT I LLC, a Delaware limited liability company (“Borrower”),
          (b) WESTLB AG, NEW YORK BRANCH (together with its successors and permitted assigns hereunder, the “Lender”),
          (c) U.S. BANK NATIONAL ASSOCIATION, as the Custodian (the “Custodian”) and the Paying Agent (“the Paying Agent”), and
          (d) WESTLB AG, NEW YORK BRANCH, as agent for the Lender hereunder or any successor agent hereunder (together with its successors and assigns hereunder, the “Agent”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.
PRELIMINARY STATEMENTS
     WHEREAS, the Borrower desires to borrow from the Lender from time to time amounts up to the Facility Limit, subject to the terms and conditions set forth herein (the “Loan”).
     WHEREAS, in order to secure the Loan and the Borrower’s obligations under this Agreement, the Borrower will grant the Agent on behalf of the Lender a first priority security interest in the Collateral.
     WHEREAS, WestLB AG, New York Branch has been requested and is willing to act as the Agent on behalf of the Lender in accordance with the terms hereof.
ARTICLE I
THE LOAN
     Section 1.1 Credit Facility.
          (a) Upon the terms and subject to the conditions hereof and subject to the fulfillment of the conditions precedent in Section 4.1, the Lender shall advance to the Borrower on the dates and in the amounts specified in the initial Advance Request (the “Initial Advance”) and thereafter, from time to time during the Revolving Period, upon the terms and subject to the fulfillment of the conditions precedent in Section 4.2, the Lender shall make additional advances to the Borrower (each, a “Subsequent Advance”, and together with the Initial Advance, each an “Advance”).
          (b) Notwithstanding anything herein or in any Transaction Document to the contrary, in no event shall any Advance be made:

          (1) if the Aggregate Loan Balance at the time of such Advance exceeds the lesser of (x) the Borrowing Base and (y) the Facility Limit;
          (2) if the making of such Advance would cause the Aggregate Loan Balance outstanding at the time of such Advance to exceed the lesser of (i) the Borrowing Base and (ii) the Facility Limit; or
          (3) if the Revolving Period shall have terminated.
          (c) The Loan and all other Obligations shall be secured by the Collateral as provided in Article X.
     Section 1.2 Accrual of Interest.
     Until the Borrower has paid in full, the Aggregate Loan Balance and any other amounts owed to the Lender pursuant to the Transaction Documents, Interest shall accrue on a daily basis from the date of the Initial Advance, at a rate per annum equal to the applicable Interest Rate, as calculated pursuant to the terms set forth herein.
     Section 1.3 Transfer Funds.
     Subject to the fulfillment of the conditions precedent specified in Section 4.1 with respect to the Initial Advance and the fulfillment of the conditions precedent specified in Section 4.2 with respect to any Subsequent Advance, the Lender shall wire transfer the principal amount of the applicable Advance to the account specified by the Borrower in the applicable Advance Request not later than 2:00 p.m. (New York City time) on the date specified in the Advance Request with respect to the applicable Advance.
ARTICLE II
PAYMENTS AND AVAILABLE FUNDS
     Section 2.1 Payments.
          (a) The Borrower hereby promises to pay:
               (i) to the Agent on behalf of the Lender, the principal amount of the Loan on each date and in such amounts required to be distributed out of Available Funds pursuant to Section 2.3 hereof;
               (ii) to the related Persons, the fees set forth in the Fee Letter in the amounts and on the dates specified therein;
               (iii) to the Agent on behalf of the Lender, all accrued and unpaid Interest on the Aggregate Loan Balance on each Monthly Remittance Date out of Available Funds pursuant to Section 2.3 hereof; and

               (iv) to the Agent on behalf of the Lender, in full, any remaining Aggregate Loan Balance plus accrued and unpaid Interest on the earlier of the Termination Date and the Monthly Remittance Date in the month following the month in which the balance of the Venture Loans has been reduced to zero.
          (b) The Borrower agrees to pay to the Agent on behalf of the Lender, Interest at the applicable Interest Rate on all amounts which are past due from the date such amount was due (after expiry of any applicable grace period) through the date of payment.
          (c) All amounts to be paid or deposited by the Borrower pursuant to any provision of this Agreement or any other Transaction Document shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York City time) on the day when due in United States dollars and immediately available funds, and if not received before 2:00 p.m. (New York City time) shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Lender they shall be paid to the Agent’s account, for the account of the Lender, at Chase Manhattan Bank, ABA #021000021, under the account name of “WestLB, NY” and with an account number of 920-1-060663 (and with a reference to “Horizon Credit I LLC, Attention: Loan Administration”), until otherwise notified by the Agent in writing.
          (d) All payments (including without limitation prepayments under Section 2.2, but excluding any Weekly Distribution Amount, or any partial prepayment thereunder, paid separately pursuant to the terms of this Agreement) made by the Borrower to the Lender under any provision of this Agreement shall be applied to amounts then due and payable in the following order and priority: (i) to any fees, expenses and indemnities payable by the Borrower, the Seller or the Servicer to the Agent and the Lender under any provision of this Agreement or any other Transaction Document, (ii) to any accrued and unpaid interest due under any provision of this Agreement other than with respect to any Weekly Distribution Amount under Section 2.6(d), or any partial prepayment under Section 2.2(a), and (iii) to principal payments on the Aggregate Loan Balance.
          (e) To the extent permitted by law, all payments made by the Borrower under any provision of this Agreement or any other Transaction Document must be made without set-off or counterclaim. If a payment under any provision of this Agreement or any other Transaction Document is due on a day which is not a Business Day, the due date for that payment will instead be the next succeeding Business Day. If this Agreement or any other Transaction Document does not provide for when a particular payment is due, that payment will be due within five (5) Business Days of written demand of the Borrower by the Agent.
          (f) All payments made by or on behalf of the Borrower to or for the account of the Agent or Lender with respect to any Advance shall be made in such amounts as may be necessary in order to compensate the Agent and Lender for any additional cost or reduced amount receivable in respect of such payments as a result of any present or future taxes, levies or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any (i) franchise (and similar) taxes or (ii) taxes on or measured by the net income or gross income (including branch profits) of the Lender or Agent, in each case imposed by the jurisdiction (or any political subdivision thereof), as a result of the Agent or Lender, as the case may be, being organized or having its principal office or offices or lending office or offices located in such jurisdiction (or withholding requirements in respect of any of the foregoing), or as a result of a present or former connection between the Agent or Lender and the jurisdiction (other than a connection arising solely as a result of the Lender or Agent having performed its obligations or received payment hereunder).
          (g) If the Lender or Agent is not a United States person within the meaning of Tax Code Section 7701(a)(30) (a “Non-U.S. Participant”), it shall deliver to the Borrower on or prior to the Closing Date (or in the case of a Lender that is an assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to the Lender’s or Agent’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or under any Loan. If the Lender or Agent is a Non-U.S. Participant and is claiming a complete exemption from withholding on interest pursuant to Tax Code Sections 871(h) or 881(c), the Lender or Agent shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Borrower (any such certificate, a “Withholding Certificate”) certifying to the effect that the Lender or Agent is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Tax Code.
          (h) In addition, if the Lender or Agent is a Non-U.S. Participant, it agrees that from time to time after the Closing Date, (or in the case of a Lender that is an assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, the Lender or Agent shall, to the extent permitted under applicable law, deliver to the Borrower two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of the Lender or Agent to an exemption from United States withholding tax on interest payments to be made hereunder or under any Loan.
          (i) If the Lender or Agent is not a Non-U.S. Participant, it shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Borrower certifying that the Lender or Agent is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of the Lender or Agent, the Lender or Agent shall, to the extent permitted by applicable law, deliver to the Borrower revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.
          (j) The Borrower shall not be required to compensate the Agent or Lender pursuant to Section 2.1(f) or indemnify the Lender or Agent pursuant to Section 8.1 for any taxes, and Borrower may withhold any taxes as it deems necessary and advisable, to the extent that (i) such obligations would not have arisen but for the failure of the Lender or Agent to comply with Sections 2.1(g), (h), or (i), as applicable, (ii) the form or forms and/or Withholding Certificate delivered by the Lender or Agent pursuant to Section 2.1(g), (h) or (i) do not establish a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender or Agent are untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender or Agent designates a successor lending office at which it maintains the Advances which has the effect of causing such Lender or Agent to become obligated for tax payments in excess of those in effect immediately prior to such designation.
          (k) In the event the Borrower (i)(A) compensates the Lender or Agent for any taxes pursuant to Section 2.1(f) above or (B) makes an indemnification payment for taxes pursuant to Section 8.1 and (ii) makes a written request to the Lender or Agent for its cooperation, the Lender or Agent shall cooperate with the Borrower in challenging such taxes, provided that (x) the Lender or Agent reasonably determines in good faith that it will not suffer any adverse effect as a result thereof, (y) all costs of such challenge are at the expense of the Borrower and (z) the Borrower determines in good faith that there is reasonable basis to prevail in a challenge of such taxes.
          (l) If the Lender or its Agent determines that it has received a refund in respect of any taxes for which the Borrower has compensated it pursuant to Section 2.1(f) or indemnified it pursuant to Section 8.1, it shall promptly remit the gross portion of such refund (whether in cash or as a tax credit ) in cash to the Borrower; provided that the Borrower, upon the request of the Lender or the Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority (including any interest or penalties).
          (m) All computations of per annum fees hereunder and per annum fees under the Fee Letter shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such fees are payable.
     Section 2.2 Prepayments.
          (a) The Borrower may, upon delivery to the Agent and the Paying Agent of a written notice, substantially in the form of Exhibit VI hereto (a “Prepayment Notice”), not later than 12:00 p.m. (New York City time) on the Business Day prior to the related Prepayment Date designated in such Prepayment Notice, instruct the Paying Agent to prepay a portion of the Aggregate Loan Balance or the entire Aggregate Loan Balance (as set forth in the related Prepayment Notice) on the related Prepayment Date, from the Prepayment Available Funds on deposit in the Collection Account on the related Prepayment Date. Such Prepayment Notice shall designate the proposed Prepayment Date upon which any such prepayment shall occur, and the amount of the related prepayment; provided, that any such prepayment shall (i) only be made in a minimum amount of One Million Dollars ($1,000,000) and integral multiples of One Thousand Dollars ($1,000) in excess of that amount, unless such Prepayment Notice shall specify that the entire outstanding Aggregate Loan Balance is to be so prepaid, (ii) in the event that the entire outstanding Aggregate Loan Balance is to be so prepaid, be preceded or accompanied by the payment to the Agent of an amount equal to the accrued interest (calculated as set forth in Section 1.2) on the principal amount of the Aggregate Loan Balance, (iii) be applied in the manner described in Section 2.1(d), (iv) be preceded or accompanied by the payment to the Agent, no later than 12:00 p.m. (New York City time) on the Prepayment Date, of an amount sufficient to compensate the Lender and the Agent for all Prepayment Costs incurred by the Lender and the

Agent as a result of such prepayment, (v) include any breakage costs incurred under any Interest Rate Hedge transaction required to be terminated early in order to make such prepayment, and (vi) be made (x) from the Collection Account, only to the extent of Prepayment Available Funds on deposit in the Collection Account on such Prepayment Date or (y) from equity contributions made to the Borrower.
          (b) Notice of a voluntary prepayment having been given as aforesaid, the principal amount of the Aggregate Loan Balance specified in such notice shall become due and payable on the related Prepayment Date.
     Section 2.3 Application of Available Funds.
     In accordance with the Monthly Report delivered to the Paying Agent by the Servicer on or before the third Business Day preceding the related Monthly Remittance Date (as set forth in Section 4.01 of the Servicing Agreement), all Available Funds shall be distributed on each Monthly Remittance Date by the Paying Agent from the Collection Account as follows:
     first, concurrently (A) to the Back-up Servicer, the Back-up Servicer Fee and (as applicable) the Transition Expenses, (B) to the Custodian, the Custodian Fee, (C) to the Paying Agent, the Paying Agent Fee, and (D) to the Back-up Servicer, the Custodian, and the Paying Agent, pro rata, all other out-of-pocket costs, expenses, indemnities and reimbursements (including without limitation, attorneys’ fees) then due and owing to such Person pursuant to this Agreement or any other Transaction Document (“Extraordinary Expenses”); provided, however, that such Extraordinary Expenses of this section first shall not exceed Fifty Thousand U.S. Dollars ($50,000) per annum. Any additional expenses shall be subject to subsection tenth below;
     second, to the Servicer, the related Servicing Fee with respect to any such Monthly Remittance and if the Servicer is the Back-up Servicer acting as Successor Servicer, all reasonable costs, expenses, indemnities and reimbursements due and owing to such person pursuant to this Agreement and the Transaction Documents;
     third, to the Hedge Counterparty (if any) amounts owed under any Interest Rate Hedge (excluding breakage fees);
     fourth, to the Agent for the account of the Lender, accrued and unpaid Interest on the Aggregate Loan Balance calculated in accordance with Section 1.2;
     fifth, to the Agent for the account of the Lender, any accrued and unpaid Non-Use Fee for the Collection Period;
     sixth, to the Agent for the account of the Lender, all fees then due and owing to the Lender pursuant to this Agreement or any other Transaction Document;
     seventh, to the Agent for the account of the Lender, in reduction of the Aggregate Loan Balance, the amount necessary to reduce the Borrowing Base Deficit to zero;
     eighth, to the Hedge Counterparty, unpaid breakage fees due under any Interest Rate Hedge;

     ninth, upon the occurrence of an Early Amortization Event, to the Agent for the account of the Lender, all remaining funds until such time as the Aggregate Loan Balance has been reduced to zero;
     tenth, concurrently and on a pari passu basis, to the Agent, the Lender, the Servicer, the Back-up Servicer, if any, the Custodian, the Lockbox Bank, Paying Agent, or any other Indemnified Party pursuant to the terms of this Agreement or any other Transaction Document, an amount equal to all reasonable costs, expenses, indemnities and reimbursements then due and owing to such Person pursuant to this Agreement or any other Transaction Document in excess of any stated limitations above; and
     eleventh, to the Borrower or to such other Person as the Borrower shall direct the Paying Agent in writing, all remaining funds, for retention or, in its discretion for distribution.
     Notwithstanding anything herein or in any other Transaction Document to the contrary, no distributions shall be made pursuant to clause eleventh of this Section 2.3 at any time following the occurrence and during the continuance of an Early Amortization Event, Event of Default or Unmatured Event of Default, until such time as all Obligations of the Borrower has been paid in full.
     Section 2.4 Evidence of Debt.
     The Agent shall maintain a ledger evidencing the Loan and each Advance owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such ledger shall be conclusive and binding for all purposes, absent manifest error.
     Section 2.5 Payment Rescission.
     No payment of any of the Obligations shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. The Borrower shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus Interest on such amount at the applicable Interest Rate from the date of any such rescission, return or refunding to the date of such payment.
     Section 2.6 Collection Account.
          (a) On or prior to the Initial Funding Date, the Paying Agent shall establish and maintain, in trust for the Agent for the benefit of the Lender, an account which shall be titled “Horizon Credit I LLC Collection Account, WestLB AG, New York Branch as the Agent for the benefit of WestLB AG, New York Branch, as the Lender” and into which proceeds from the Collateral will be deposited (the “Collection Account”).

          (b) All amounts deposited into the Collection Account shall be held by the Paying Agent in the name of the Agent in trust for the benefit of the Lender in accordance with the terms and provisions of this Agreement, and the Paying Agent shall not commingle any funds on deposit in the Collection Account with any funds held by it on its behalf or on behalf of any other Person.
          (c) The amount at any time credited to the Collection Account shall, if invested, be invested in such Eligible Investments as directed by the Servicer in writing. If Servicer has not selected Eligible Investment or provided written instructions with respect to such investments of funds, such amounts shall be invested in investments described in clause (iv) of the definition of Eligible Investments. All Eligible Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the Business Day preceding the related Monthly Remittance Date or Weekly Distribution Date (whichever is earlier). All investment earnings from Eligible Investments in the Collection Account from time to time shall be credited to the Collection Account and included as Available Funds on the next succeeding Monthly Remittance Date and included in the calculation of Prepayment Available Funds on the related Monthly Remittance Date or Weekly Distribution Date or Prepayment Date (as the case may be). If there is any loss on an Eligible Investment or demand deposit, the Borrower shall ensure that the Parent shall promptly remit the amount of the loss to the Paying Agent to credit the Collection Account no later than the Business Day preceding the next following Monthly Remittance Date or Weekly Distribution Date (whichever is earlier). The Paying Agent shall have no liability for any loss incurred as a result of any investment or lack of investment hereunder.
          (d) The Paying Agent shall withdraw funds from the Collection Account as follows, subject to timely receipt by the Paying Agent of the Monthly Report or Weekly Distribution Request, as applicable:
               (i) subject to the provisions of Section 2.6(e), on each Weekly Distribution Date, upon delivery to the Agent and Paying Agent of a written notice, substantially in the form of Exhibit VIII hereto (a “Weekly Distribution Request”) not later than 3:00 p.m. (New York City time) on the Business Day prior to the related Weekly Distribution, the Paying Agent shall (A) distribute to the Agent the Weekly Distribution Amount relating to such Weekly Distribution Date then on deposit in the Collection Account, for application to reduce the outstanding principal balance of the Loan, and (B) provide a written notice to the Agent and the Borrower as to the amount of (1) the Weekly Distribution Amount being distributed to the Agent on such Weekly Distribution Date and (2) the Required Holdback Amount being retained on deposit in the Collection Account on such Weekly Distribution Date;
               (ii) on each Monthly Remittance Date, the Paying Agent shall distribute the Available Funds relating to such Monthly Remittance Date on deposit in the Collection Account on such Monthly Remittance Date in accordance with Section 2.3;
               (iii) on each Prepayment Date, the Paying Agent shall distribute the Prepayment Available Funds relating to such Prepayment Date on deposit in the Collection Account on such Prepayment Date, in accordance with (and following the satisfaction of the conditions relating thereto set forth in) Section 2.2, subject to retention in the Collection Account of the Required Holdback Amount in connection with any partial prepayment;

               (iv) on any date, to withdraw amounts (i) deposited therein in error, (ii) relating to Excluded Amounts, and (iii) required to be distributed pursuant to the terms of any Participation Agreement, intercreditor agreement or other subordination agreement; and
               (v) on and after the Termination Date, to clear and terminate the Collection Account and deliver to the Borrower any amounts remaining after all Obligations of the Borrower hereunder (other than contingent obligations which expressly survive the termination of this Agreement) and under any Transaction Document have been completely and indefeasibly paid in full.
          (e) A distribution of Weekly Distribution Amounts pursuant to Section 2.6(d)(i) above shall not be made on any Weekly Distribution Date unless the amount of such Weekly Distribution Amount shall exceed Two Hundred Fifty Thousand Dollars ($250,000).
     Section 2.7 Back-up Servicer; Back-up Servicer Trigger Events.
     The Back-up Servicer shall receive such reports and perform such functions as are set out in the Servicing Agreement as of the Closing Date. At any time following the occurrence and during the continuation of any Back-up Servicer Trigger Event, and prior to its becoming a successor Servicer, the Back-up Servicer shall, in addition to the Servicer, perform certain additional duties and functions with respect to the Venture Loans and Warrants owned by the Borrower as set out in the Servicing Agreement.
     Upon the Back-up Servicer becoming the successor Servicer, the Back-up Servicer, the Agent, and any other parties to the Servicing Agreement may supplement the duties set out in the Servicing Agreement by a separate servicing agreement to include the minimum Servicer functions currently set out in the Servicing Agreement as well as such other functions as may be agreed by the parties thereto.
     Section 2.8 Lockbox Account.
     Following the establishment of the Lockbox Account on and as of the Closing Date pursuant to the Lockbox Agreement, the Borrower shall at all times bear the cost of maintaining the Lockbox Account (including the Lockbox Bank’s customary fees for acting as lockbox bank), and shall instruct all Persons required to, or otherwise making, any payment on or with respect to a Venture Loan, any other Purchased Asset and any other Collateral to remit all such payments to the Lockbox Account. All amounts (other than any Excluded Amounts) deposited into the Lockbox Account are and at all times shall be subject to the Lender’s security interest therein immediately upon receipt and, pursuant to the terms of the Lockbox Agreement, shall be transferred by the Lockbox Bank to the Collection Account as provided in the Servicing Agreement. If the Agent, the Lender or the Paying Agent shall receive from any source any amounts or proceeds with respect to any Excluded Amounts, the Agent, the Lender or the Paying Agent (as applicable) shall hold such amounts in trust for the Seller and shall promptly remit such amount or proceeds to the Seller without setoff or deduction for any reason and in any event within one (1) Business Day of receipt thereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of the Borrower.
     The Borrower hereby represents and warrants to the Agent and the Lender as of the date hereof and as of each Advance Date:
          (a) Existence and Power. The Borrower’s jurisdiction of organization is correctly set forth in the preamble to this Agreement. The Borrower is duly organized under the laws of that jurisdiction and no other state or jurisdiction. The Borrower is validly existing and in good standing under the laws of its state of organization. The Borrower is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all licenses, authorizations, consents and approvals of Governmental Authorities and tax, accounting, regulatory and licensing bodies required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
          (b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and the Borrower’s use of the proceeds of the Loan made hereunder, and the grant to the Agent, for the benefit of the Lender, of a first priority security interest (subject only to Permitted Liens) in the Collateral on the terms and conditions of this Agreement, are within its powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.
          (c) No Conflict. The execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, do not contravene or violate (i) any of its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on the Collateral, other assets of the Borrower or assets of any of its Affiliates (except as created hereunder).
          (d) Governmental Authorization. Other than the filing of the financing statements required hereunder and except as set forth on Schedule 3.1(d), no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory, tax, licensing or accounting body or any Person is required for the due execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party or the performance of its obligations hereunder and thereunder or the enforceability or validity of this Agreement or any other Transaction Document, except for such authorizations, approvals, notices or filings, if any, that have been obtained prior to the date hereof.

          (e) Actions, Suits. There are no actions, suits or proceedings pending, or to the Borrower’s knowledge, threatened in writing, against or affecting the Borrower, or any of its properties, in or before any court, arbitrator, tribunal or other body that have had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower is not in default with respect to any order of any court, arbitrator or Governmental Authority or any regulatory, tax, licensing or accounting body to the extent that any such default has had, or could reasonably be expected to have, a Material Adverse Effect.
          (f) Binding Effect. This Agreement and each other Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, subject to general principles of equity (regardless of whether consider in a proceeding in equity or at law), and subject to state laws that restrict the enforcement of remedies.
          (g) Accuracy of Information. All information heretofore furnished in writing by the Borrower or any of its Affiliates to the Agent or the Lender for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such written information (including any report delivered by the Borrower or any of its Affiliates) hereafter furnished by the Borrower (or any of its Affiliates, managers, employees or officers) to the Agent or the Lender will be, true and accurate in all material respects on the date such information is stated or certified and does not and will not contain any untrue statement of a material fact or be otherwise misleading in light of the circumstances under which such information was furnished. There is no material fact that the Borrower has not disclosed to the Agent in writing which could reasonably be expected to have a Material Adverse Effect.
          (h) Good Title. The Borrower is the legal and beneficial owner of the Venture Loans (subject to the rights of the related Participant under a Permitted Participation Arrangement), and the Venture Loans, the Warrants, and the other Collateral are free and clear of any Adverse Claim. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect by filing the Borrower’s ownership interest in each Venture Loan, Warrant and the other Collateral.
          (i) Perfection. This Agreement is effective to create in favor of the Agent for the benefit of the Secured Parties, and following the execution of the Transaction Documents the Agent shall have, a valid security interest in the Collateral to secure payment of the Obligations, free and clear of any Adverse Claim except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect by filing the first priority security interest (subject only to Permitted Liens) of the Agent (for the benefit of the Secured Parties) in the Collateral. The delivery of the documents required to be included in the related Loan Files to the Custodian under the Custodial Agreement and Section 6.1 of this Agreement is sufficient, under the UCC (or any comparable law) of all appropriate jurisdictions, to perfect by possession the first priority security interest (subject only to Permitted Liens) of the

Agent (for the benefit of the Secured Parties) in such documents that may be perfected by possession under the UCC.
          (j) Places of Business and Locations of Records. The principal places of business and chief executive office of the Borrower and the offices where it keeps all of its records are located at the address(es) listed on Exhibit II or such other locations of which the Agent has been notified in accordance with Section 5.2(a). The Borrower’s Federal Employer Identification Number and state organizational identification number are correctly set forth on Exhibit II.
          (k) Names. The name in which the Borrower has executed this Agreement is identical to the name of the Borrower as indicated on the public record of its state of organization which shows the Borrower to have been organized. Since the date of its organization, the Borrower has not changed its form of organization or its jurisdiction of organization, nor has it used any corporate names, trade names, fictitious names, “doing business as” names or assumed names other than the name in which it has executed this Agreement.
          (l) Not an Investment Company. The Borrower is not an “investment company” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute, nor is the Borrower otherwise subject to regulation thereunder.
          (m) Taxes. The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments, fees and other governmental charges due from the Borrower except for (a) those taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves on its books and (b) any taxes with respect to which the Borrower complies with the payment terms of Section 5.1(k). No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment, fee or other governmental charge. Any taxes, assessments, fees and other governmental charges payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid except for taxes not yet due. There is no agreement or understanding among any of or all of the Servicer, the Borrower and the Seller (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges, except (i) as provided under the Transaction Documents, and (ii) tax sharing agreements among any or all of the Servicer, the Borrower, the Seller and any of the Seller’s Affiliates, under which appropriate and customary allocation of tax sharing responsibilities has been made which reflects economic realities.
          (n) Compliance with Law. The Borrower has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject other than to the extent that any such non-compliance has not had, and could not reasonably be expected to have, a Material Adverse Effect.

          (o) Payments to the Seller. With respect to each Venture Loan transferred to the Borrower under the Purchase Agreement and (as applicable) the related Subsequent Transfer Instrument, the Borrower has given reasonably equivalent value to the Seller in consideration therefor and such transfer was not made for or on account of an antecedent debt.
          (p) Accounting. The manner in which the Borrower accounts for the transactions contemplated by this Agreement and the other Transaction Documents is consistent with the assumptions set forth in the true sale and substantive non-consolidation analyses set forth in the legal opinions of Morrison & Cohen LLP, counsel to the Borrower, the Seller and the Servicer, dated the Closing Date and delivered to the Borrower and the Agent on the Closing Date.
          (q) Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any Transaction Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. The Loan will not be secured at any time by, and the Collateral in which the Borrower has granted to the Agent, for the benefit of the Secured Parties, a security interest and lien pursuant to the Transaction Documents will not contain at any time, any Margin Stock.
          (r) Material Adverse Effect. No event has occurred since December 31, 2007, as to the Initial Advance hereunder, or since the most recent Advance Date, in the case of a Subsequent Advance, that could reasonably be expected to have a Material Adverse Effect.
          (s) Eligible Venture Loans. Each Venture Loan included in the Borrowing Base is an Eligible Venture Loan.
          (t) No Business Activity. The Borrower has been formed solely for the purpose of engaging in the transactions of the types contemplated by this Agreement and the other Transaction Documents to which it is a party or by which it is bound, and has not engaged in any business activity other than the negotiation, execution and, to the extent applicable, performance of this Agreement and the Transaction Documents.
          (u) Ordinary Course. The grant of the security interest in the Collateral by the Borrower to the Agent, for the benefit of the Secured Parties, pursuant to this Agreement is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Collateral (other than a Participation Interest under a Permitted Participation Arrangement) has been sold, transferred, assigned or pledged by the Borrower to any Person, other than the pledge of such Collateral to the Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement. Each of the Venture Loans pledged to the Agent for the benefit of the Secured Parties hereunder is free and clear of any Adverse Claim, and the Agent has acquired, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in the Collateral.
          (v) No Indebtedness. The Borrower has no Indebtedness that in the aggregate exceeds $10,000, other than Indebtedness incurred under the terms of the Transaction Documents.

          (w) Solvency. The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated on each Transfer Date by this Agreement and the other Transaction Documents; the Borrower is able to pay its debts as they become due; and the Borrower, after giving effect to the transactions contemplated on each Transfer Date by this Agreement and the other Transaction Documents, will have adequate capital to conduct its business.
          (x) No Subsidiaries. The Borrower has no subsidiaries.
          (y) No Agreements. There are no agreements in effect to which Borrower or Parent is a party that materially adversely affect the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral contemplated by this Agreement.
          (z) Events of Default. No Early Amortization Event, Event of Default or Unmatured Event of Default has occurred and is continuing.
          (aa) ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the PBGC under ERISA.
ARTICLE IV
CLOSING AND PROCEDURES FOR REQUEST AND MAKING OF ADVANCES
Section 4.1 Conditions Precedent to the Closing Date
     The Closing Date under this Agreement is subject to the conditions precedent that:
     (i) the fees, costs, indemnities, reimbursements and expenses required to be paid to any Person on the Closing Date pursuant to the terms of this Agreement (including without limitation pursuant to Section 8.3) and the Fee Letter and the Engagement Letter shall have been paid in full to such Persons on or prior to the Closing Date;
     (ii) the Agent shall have received on or before the Closing Date, those documents listed on Schedule A-1 to this Agreement, each in form and substance reasonably satisfactory to the Agent and the Lender, unless otherwise noted as required for delivery on the Initial Funding Date;
     (iii) the representations and warranties set forth in Section 3.1 and in Schedule C hereto are true and correct on the Closing Date (except for any representations and warranties that speak of an earlier date, which such representations and warranties shall be true and correct as of such earlier date); and
     (iv) all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement, the other Transaction Documents and all documents related hereto and thereto and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws.
     Section 4.2 Conditions Precedent to the Initial Advance.
     The Initial Advance under this Agreement is subject to the conditions precedent that:
               (i) the Agent shall have received on or before the Initial Funding Date an Advance Request relating to the Initial Advance, and those documents listed on Schedule A-1 to this Agreement as required to be delivered on the Initial Funding Date, each in form and substance reasonably satisfactory to the Agent and the Lender;
               (ii) the representations and warranties set forth in Section 3.1 and in Schedule C hereto are true and correct on the Closing Date and on the Initial Funding Date (except for any representations and warranties that speak of an earlier date, which such representations and warranties shall be true and correct as of such earlier date), before and after giving effect to the making of the Initial Advance and to the application of proceeds therefrom;
               (iii) no Material Adverse Effect shall have occurred and be continuing or would result from the making of the Initial Advance;
               (iv) the Custodian shall have received on or before the Initial Funding Date all of the documents required to be included in the related Loan Files and other documents required to be delivered to it on or before the Initial Funding Date pursuant to the terms of this Agreement and the Custodial Agreement, and the Custodian shall have delivered to the Agent on or prior to the Initial Funding Date a certification as to such receipt;
               (v) the Seller shall have contributed Eligible Venture Loans to the Borrower on the Initial Funding Date with a Venture Loan Principal Balance of at least Thirty-Five Million Dollars ($35,000,000);
               (vi) all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement, the other Transaction Documents and all documents related hereto and thereto and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws;
               (vii) no law or regulation applicable to Lender shall prohibit, and no order, judgment or decree of any federal, state or local court or Governmental Authority or any tax, licensing, accounting or regulatory body shall prohibit or enjoin, the making of the Initial Advance by the Lender in accordance with the provisions hereof;

               (viii) no event has occurred and is continuing, or would result from the making of the Initial Advance, that would constitute an Early Amortization Event, an Event of Default or an Unmatured Event of Default; and
               (ix) the proposed amount of such Advance is less than or equal to the amount of the Available Commitment and is in a minimum amount of Two Hundred Fifty Thousand Dollars ($250,000), or if the Available Commitment is less than Two Hundred Fifty Thousand Dollars ($250,000), the Available Commitment.
     Section 4.3 Conditions Precedent to Subsequent Advances.
     A Subsequent Advance shall be made by the Lender to the Borrower if:
               (i) the Agent shall have received on or before the related Advance Date those documents listed on Schedule A-2 to this Agreement and the documents required to be delivered to the Agent from the Closing Date and through the related Subsequent Transfer Date pursuant to Section 5.1(a), each in form and substance satisfactory to the Agent;
               (ii) all fees, costs, reimbursements, indemnities and expenses required to be paid by Borrower or Servicer to any Person from the Closing Date and through the related Subsequent Transfer Date pursuant to the terms of this Agreement (including, without limitation pursuant to Section 8.3) and the Fee Letter shall have been paid in full to all such Persons;
               (iii) no event has occurred and is continuing, or would result from the making of the proposed Subsequent Advance, that will constitute an Early Amortization Event, an Event of Default or an Unmatured Event of Default;
               (iv) no later than 12:00 noon (New York City) time on a day which is not less than two (2) Business Days before the related Advance Date, each of the Agent and the Paying Agent has received from the Borrower an Advance Request relating to such proposed Subsequent Advance;
               (v) the Custodian shall have received all of the documents required to be included in the related Loan Files and other documents required to be delivered to it pursuant to the terms of this Agreement, the related Subsequent Transfer Instrument and the Custodial Agreement, and the Custodian shall have delivered to the Agent a certification as to such receipt;
               (vi) the Advance Date is a Business Day falling within the Revolving Period;
               (vii) no Material Adverse Effect shall have occurred and be continuing or would result from the making of the related Subsequent Advance;
               (viii) the representations and warranties of the Borrower set forth in Section 3.1 and Schedule C attached hereto are true and correct in all material respects, provided that representations and warranties containing materiality qualifiers shall be true and correct in all respects, before and after giving effect to the related Advance to take place on the related

Advance Date and to the application of proceeds therefrom, on and as of the proposed date for the making of that Advance as though made on and as of such date;
               (ix) by 12:00 noon (New York City time) on the related Advance Date, the Borrower shall have delivered to the Agent, in form and substance satisfactory to the Agent, a certificate signed by an Authorized Officer of the Borrower (A) confirming that no Borrowing Base Deficit exists prior to the making of such proposed Advance and (B) which shall demonstrate that, after giving effect to such Advance requested by the Borrower, the Aggregate Loan Balance will not exceed the Borrowing Base on such Advance Date;
               (x) all terms and conditions of the Purchase Agreement and the related Subsequent Transfer Instrument required to be satisfied in connection with the assignment of each Venture Loan being pledged hereunder on such Advance Date, including, without limitation, the perfection of the Agent’s interests therein to the extent required herein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Collateral and the proceeds thereof shall have been made, taken or performed;
               (xi) no law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or Governmental Authority or tax, regulatory, accounting or licensing body, agency or instrumentality shall prohibit or enjoin, the making of the related Subsequent Advance by the Lender in accordance with the provisions hereof;
               (xii) the Back-up Servicer and the Agent shall have received from the Servicer a Data Report, as such term is defined in the Servicing Agreement, containing such information as is ordinarily included in a servicer data report and relating to the Subsequent Venture Loans and Warrants to be transferred to the Borrower on the related Subsequent Transfer Date;
               (xiii) the proposed amount of such Advance is less than or equal to the amount of the Available Commitment and is in a minimum amount of Two Hundred Fifty Thousand ($250,000), or if the Available Commitment is less than Two Hundred Fifty Thousand Dollars ($250,000), the Available Commitment;
               (xiv) each of Robert D. Pomeroy, Jr. and Gerald A. Michaud (A) are employed in a senior management position of Horizon Technology Finance Management LLC, (B) are involved in the day-to-day operations of Horizon Technology Finance Management LLC, and (C) are able to perform substantially all of their respective duties as an employee or officer of Horizon Technology Finance Management LLC, unless, their replacements have been approved by the Agent and employed by Horizon Technology Finance Management LLC and fulfill the requirements of (A), (B) and (C) herein; and
               (xv) there has been no Change of Control of Seller, or, if there has been a Change of Control of the Seller, Agent had given its prior written consent to it.

     By accepting the related Subsequent Advance, the Borrower shall be deemed to have certified to the Agent on the related Subsequent Transfer Date as to the truth and correctness of the statements set forth in clauses (iii), (vii), (viii), (x), and (xiv) above.
     Section 4.4 Breakage Costs.
     If the Borrower fails to borrow an Advance after the Borrower has submitted an Advance Request in connection with such borrowing, the Borrower shall pay and reimburse the Agent and the Lender for any Breakage Costs incurred by such Person in connection thereto.
     Section 4.5 Satisfaction of Conditions. The making of any Advance prior to or without the fulfillment by the Borrower of all the conditions precedent thereto, whether or not known to the Agent or the Lender, shall not constitute a waiver by the Agent or the Lender of the requirements that all conditions, including the non-performed conditions, shall be required to be satisfied with respect to all Advances. All conditions precedent hereunder are imposed solely and exclusively for the benefit of the Agent and the Lender and may be freely waived or modified in whole or in part by the Agent or the Lender. Any such waiver or modification must be in writing. Neither the Agent nor the Lender shall be liable to the Borrower for any costs, losses or damages arising from the Lender’s determination in accordance with the terms and conditions hereof that the Borrower has not satisfactorily complied with any applicable condition precedent with respect thereto.
ARTICLE V
COVENANTS
     Section 5.1 Affirmative Covenants of the Borrower.
     Until the Final Payout Date, the Borrower hereby covenants that:
          (a) Reporting. The Borrower will maintain, for itself, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agent:
               (i) Annual Reporting. As soon as available and in any case no later than one hundred eighty (180) days after the close of each of its fiscal years occurring during the term of this Agreement, audited, unqualified financial statements (which shall include consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries (including the Borrower) as of the end of such fiscal year, and statements of income, stockholders’ equity and cash flow of the Parent and its consolidated Subsidiaries as part of a consolidated audit (providing consolidated schedules) (including the Borrower)), setting forth in comparative form the figures for the related previous fiscal year and accompanied by an opinion of (i) Grant Thornton LLP or (ii) another firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent, in each instance stating that such financial statements present fairly the financial condition of each of the Parent and the Borrower, and have been prepared in accordance with GAAP consistently applied.

               (ii) Quarterly Reporting. As soon as available and in any case no later than forty-five (45) days after the close of the first three (3) quarterly periods of each of its fiscal years occurring during the term of this Agreement, balance sheets and statement of cash flows of the Parent and the balance sheets of its consolidated Subsidiaries (including the Borrower) as at the close of each such period and statements of income and retained earnings for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto, which balance sheets and statements shall be prepared and presented in accordance with, and provide all necessary disclosure required by, GAAP (but without footnotes, and subject to normal year-end audit adjustments) and shall be accompanied by a certificate signed by an Authorized Officer of the applicable party, stating that such balance sheets and statements present fairly the financial condition and results of operations of such party and have been prepared in accordance with GAAP consistently applied (but without footnotes, and subject to normal year-end audit adjustments).
               (iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit III attached hereto, signed by the Borrower’s Authorized Officer and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
               (iv) Monthly Loan Portfolio Report. No later than three (3) Business Days prior to each Monthly Remittance Date, a loan portfolio report of portfolio activity, segmenting the portfolio by type of Venture Loan and loan status (and other criteria), in substantially the form attached hereto as Exhibit IV.
               (v) Portfolio Performance Test. The tests required pursuant to Section 5.1(r) of this Agreement shall be conducted, and the results reported to the Lender, the Servicer, and the Agent, no later than (x) the date which is forty-five (45) days following each anniversary of the Closing Date (provided that, to the extent such 45th day is not a Business Day, then the immediately following Business Day, and provided, further, that no extension of this report date shall be permitted without the prior written consent of the Agent) (the “Annual Portfolio Performance Test”), and (y) the date which is thirty (30) days following the occurrence of any Level II Loss Trigger Event or Level III Loss Trigger Event (provided that, to the extent such 30th day is not a Business Day, then the immediately following Business Day and provided, further, that no extension of this report date shall be permitted without the prior written consent of the Agent)(the “Loss Trigger Event Test”).
               (vi) Copies of Notices. Promptly upon its receipt of (A) any management letter submitted to the Borrower, the Seller or the Servicer by its accountants, to the extent such letter relates to a Venture Loan, (B) any notice, request for consent, financial statements, certification, report or other material communication under or in connection with any Transaction Document from any Person other than the Agent or the Lender, and (C) any notice of any threatened or actual litigation or claim that could reasonably be expected to have a Material Adverse Effect, copies of the same.
               (vii) Audit Procedures Report. Within six (6) months of the Closing Date, or such later date as Agent may agree, and on, or prior to, each anniversary of such date thereafter, an “agreed upon procedures” report to be performed by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to Agent, with respect to the Venture Loans and Warrants owned by the Borrower.
               (viii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Venture Loans or the condition or operations, financial or otherwise, of the Borrower, the Seller and the Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Lender under or as contemplated by this Agreement.
               (ix) Search Reports. On each anniversary of the date of this Agreement, following the Lender’s or the Agent’s written request with respect thereto, a UCC search report against the Borrower, issued by the state of its organization.
          (b) Notices. The Borrower will notify the Agent and the Back-up Servicer in writing of any of the following promptly upon (and in any event no later than five (5) days after) an Authorized Officer of the Borrower obtaining actual knowledge of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
               (i) Certain Events. The occurrence of each Early Amortization Event, each Event of Default and each Unmatured Event of Default.
               (ii) Judgments and Proceedings. The entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding by or against the Borrower, or by or against the Seller or the Servicer to the extent the same has had or could reasonably be expected to have a Material Adverse Effect.
               (iii) Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.
               (iv) Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement for borrowed money and pursuant to which the Seller or the Servicer is a debtor or an obligor in a principal amount in excess of One Million Dollars ($1,000,000).
               (v) Notices Under Purchase Agreement. Copies of all notices delivered to or by the Borrower under the Purchase Agreement.
               (vi) Change in Accountants or Accounting Policy. Any change in the accountants of the Borrower, the Servicer or the Seller or any material change in such Person’s accounting policy.
          (c) Compliance with Laws and Preservation of Corporate Existence. The Borrower will (and will cause the Seller and the Servicer to) comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which such Person may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. The Borrower will observe all corporate procedures required by the Borrower’s organizational documents. The Borrower will (and will cause the Seller and the Servicer to) preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign company in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.
          (d) Special Purpose Entity/Separateness.
               (i) Until all of the Obligations have been paid in full, the Borrower hereby represents, warrants and covenants that the Borrower is, shall be and shall continue to be a Special Purpose Entity, separate from the Seller.
               (ii) The representations, warranties and covenants set forth in this Section 5.1(d) shall survive for so long as any amount remains payable to the Agent or the Lender under this Agreement or any other Transaction Document.
               (iii) All of the assumptions made in the substantive non-consolidation opinion, dated the Closing Date, of Morrison Cohen LLP, counsel to the Borrower, required to be delivered by the Borrower on the Closing Date in connection with the execution of this Agreement, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and will have been and shall be true and correct in all respects. The Borrower has complied and will comply with all such assumptions made with respect to the Borrower.
          (e) Audits. The Borrower will furnish to the Agent from time to time such information with respect to the Borrower, the Seller or the Servicer and the Venture Loans and Warrants as the Agent may reasonably request. The Borrower will, from time to time during regular business hours as reasonably requested by the Agent upon written notice, at reasonable intervals and at the Borrower’s expense (provided that if there is no Early Amortization Event (x) such audit shall only occur on an annual basis and shall be at the same time as any audit performed pursuant to the Purchase Agreement or Servicing Agreement and (y) that any expenses of the Agent under all Transaction Documents associated with such audit, except as otherwise provided herein, shall not exceed $20,000 in the aggregate), permit the Agent, or its agents or representatives (and shall cause the Seller and the Servicer to permit the Agent, or its agents or representatives): (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Collateral, including, without limitation, the documents included in the related Loan Files, (ii) to examine the systems used in the processing, administration and servicing of such Venture Loans, including, without limitation, the Borrower’s, the Seller’s and the Servicer’s, if the initial Servicer, record-keeping, accounting, auditing and other internal control systems related thereto, and (iii) to visit the offices and properties of the Borrower, the Seller and the Servicer, if the initial Servicer, for the purpose of examining such materials and systems described above, and to discuss matters relating to such Person’s financial condition or the Collateral or any Person’s performance under any of the Transaction Documents or any Person’s performance under the documents included in the related Loan Files and, in each case, with any of the officers or employees of such Person having knowledge of such matters. The Borrower will provide its accountants and auditors with (and will cause the Seller and the Servicer to provide to their respective accountants and auditors) a copy of this Agreement promptly after the execution hereof and will instruct its accountants and auditors (and will cause the Seller and the Servicer to instruct their respective accountants and auditors) to cooperate in good faith in answering any and all questions that any authorized representative of the Agent or the Lender may address to them in reference to the financial condition or affairs of the Borrower, the Seller or the Servicer. Notwithstanding the foregoing, the audits carried out under this Section 5.1(e), and the expenses incurred in the performance thereof, shall be a supplement to, and not a replacement or performance of and costs associated with the “agreed upon procedures” report, to be carried out by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent, as described in Section 5(a)(vii) above.
          (f) Keeping and Marking of Records and Books. The Borrower will (and will cause the Servicer and the Seller to) on or prior to the related Transfer Date, mark its master data processing records, or identify in its computer systems and other books and records, relating to the related Venture Loans with a legend which shall read: “The loan evidenced by the documents listed herein has been sold to Horizon Credit I LLC and is subject to a security interest in favor of WestLB AG, New York Branch, as Agent under that certain Credit and Security Agreement, dated as of March 4, 2008, by and among, Horizon Credit I , LLC, as Borrower, WestLB AG, New York Branch, as Lender and Agent, and U.S. Bank National Association, as Custodian and Paying Agent thereunder,” or such other legend as is reasonably acceptable to the Agent, describing the security interest of the Agent for the benefit of the Secured Parties in the related Collateral.
          (g) Financing Statements. On or prior to the related Transfer Date, the Servicer (if the initial Servicer) or the Borrower shall, if necessary to perfect or maintain the perfection of the first priority security interest (subject to Permitted Liens) in the Collateral in favor of Agent for the benefit of the Secured Parties, file or cause to be filed with the Secretary of State of the State of Delaware a UCC-1 financing statement evidencing the security interest of the Agent for the benefit of the Secured Parties in the Collateral (which financing statement shall be in proper form for filing in such jurisdiction and shall be in form and substance reasonably acceptable to the Agent). The Borrower shall file continuation statements and take any other actions that may be required to be taken periodically under the UCC or other applicable law in order to cause a valid, subsisting and enforceable first priority perfected security interest in the Collateral in favor of the Agent for the benefit of the Secured Parties and in order to maintain the effectiveness of the financing statements referred to in the preceding sentence to perfect the first priority perfected security interest (subject only to Permitted Liens) of the Agent for the benefit of the Secured Parties in the related Collateral. Each UCC-1 financing statement filed evidencing the security interest of the Agent for the benefit of the Secured Parties in the related Collateral shall contain the following statement: “A purchase of, or security interest in, the collateral described in this financing statement shall violate the rights of the Agent for the benefit of the Secured Parties” or such other similar language or phrasing providing for the same effect.
          (h) Compliance with Loan File Documents. The Borrower will timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the documents included in the related Loan Files.
          (i) Performance and Enforcement of Purchase Agreement. The Borrower will perform its obligations and undertakings under and pursuant to the Purchase Agreement, and will purchase Venture Loans and Warrants thereunder in strict compliance with the terms thereof. The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Lender as collateral assignees of the Borrower) under the Purchase Agreement as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Purchase Agreement. The Borrower will diligently enforce the rights and remedies accorded to the Borrower with respect to the Seller and the Servicer, pursuant to the Purchase Agreement and the other Transaction Documents.
          (j) Ownership. The Borrower will (and will require and cause the Seller and the initial Servicer to) take all necessary action to (i) vest legal and equitable title to the Collateral purchased under the Purchase Agreement irrevocably in the Borrower, free and clear of any Adverse Claims including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Collateral and such other action to perfect, protect or more fully evidence the interest of the Borrower therein as the Agent may reasonably request, and (ii) establish and maintain, in favor of the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest (subject only to Permitted Liens) in all of the Borrower’s rights, titles and interests in the Collateral, free and clear of any Adverse Claims, including, without limitation, the filing of all financing statements or other similar instruments or documents, and delivering the documents required to be included in the related Loan Files to the Custodian under the Custodial Agreement and Section 6.1 of this Agreement, necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the first priority security interest of the Agent (for the benefit of the Secured Parties) in all of the Borrower’s rights, titles and interests in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Secured Parties in all of the Borrower’s rights, titles and interests in the Collateral and under the Transaction Documents as the Agent may reasonably request.
          (k) Taxes. The Borrower will file all tax returns and reports required by law to be filed by it and will promptly pay when due all taxes and governmental charges at any time owing, provided that the foregoing shall not require the Borrower to pay any such tax or charge so long as it contests such tax or charge in good faith by appropriate proceedings and has, with respect to such tax or charge, set aside on its books for adequate reserves in accordance with GAAP. Subject to the immediately preceding sentence, the Borrower will pay when due any taxes payable in connection with the Venture Loans and Warrants, exclusive of taxes on or measured by income or gross receipts of the Agent or the Lender. The Borrower will file or will cause to be filed all information returns, including, but not limited to, Form 1099-INT in connection with the Lender. At no time will Borrower enter into any agreement or understanding among any or all of the Servicer, the Purchaser, and the Seller, providing for the allocations or sharing of obligations to make payment or otherwise in respect of any taxes, fees, assessments, or other governmental charges, except as provided in the Transaction Documents.
          (l) Payment to the Seller. With respect to any Venture Loan or related Warrant purchased by the Borrower from the Seller, such sale shall be effected under, and in compliance with the terms of, the Purchase Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to the Seller in respect of the purchase price for such Venture Loan and related Warrants.

          (m) Proper Conduct of Business. The Borrower shall conduct its business in the ordinary course and in accordance with customary and usual procedures of institutions which originate and service loans, including without limitation material compliance with the Underwriting Guidelines and the Collection Policy.
          (n) Disclosure. The Borrower shall disclose in appropriate regulatory filings and public announcements to the extent required by applicable law, all material transactions associated with this transaction. The annual financial statements of the Parent provided pursuant to Section 5.1(a)(i) (including any consolidated financial statements) shall disclose the effects of the transactions contemplated by the Purchase Agreement in accordance with GAAP as a sale of the related Venture Loans and Warrants to the Borrower, and the annual financial statements of the Borrower shall disclose the effects of the transactions contemplated by this Agreement as a loan to the extent required by and in accordance with GAAP. Such financial statements will include disclosure that the Borrower is a separate entity from the Seller and will include a footnote indicating that the Purchased Assets have been conveyed to the Borrower and are not available for creditors of the Seller or any other entity. Neither the accounting records of the Borrower nor the financial statements of the Seller shall indicate that the assets of the Borrower are available to pay creditors of the Seller or any other entity.
          (o) Collections. If the Borrower, the Seller or the initial Servicer receives any collections on or proceeds of any Venture Loan, any Warrant or any other Collateral, then the Borrower will immediately remit (and will require and cause the Seller, and the initial Servicer to immediately remit) such collections and such proceeds net of any Excluded Amounts) to the Lockbox Bank for deposit into the Lockbox Account as soon as practicable (and in any case no later than one (1) Business Day) following receipt thereof.
          (p) Loss Payee. The Borrower shall take all actions necessary to ensure that (i) the loss payee under each Insurance Policy, with respect to the related Venture Loan which has been procured by the related Obligor or otherwise is “Horizon Technology Finance Management LLC and/or its successors or assigns” and (ii) at all times during the term of this Agreement such Insurance Policies are in full force and effect.
          (q) Protection of Security.
                    (A) At any time following the occurrence of an Early Amortization Event, the Borrower shall (and shall cause the Seller and the Servicer to) allow each of the Agent and the Lender, or any of its agents of any Person on its behalf, to: (i) to appear in or intervene in any proceeding or matter affecting any Venture Loan or other Collateral or the value thereof; (ii) initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect the security of the Collateral or the value thereof, or the rights and powers of the Agent or the Lender; (iii) contest by litigation or otherwise any lien asserted against the Venture Loans or other Collateral; and/or (iv) make payments on account of such encumbrances, charges, or liens and to service any assigned Venture Loan and take any action it may deem appropriate to collect any Collateral or any part thereof or to enforce any rights with respect thereto.

                    (B) All out-of-pocket costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that the Agent or the Lender may incur with respect to any of the foregoing set forth in (A) and (B) above and any expenditures it may make to protect or preserve the Collateral or the rights of the Agent and the Lender, shall be for the account of the Borrower. The Borrower shall repay the same to the Agent or the Lender, as the case may be, pursuant to Section 2.3 hereof.
          (r) Periodic Testing.
               (i) The Borrower shall cause (1) Tillinghast Towers—Perrin to perform (A) an annual Facility Rating Model Update and Annual Portfolio Performance Test at each anniversary of the Closing Date, and (B) within 30 days of any Level II Loss Trigger Event or Level III Loss Trigger Event, a Facility Rating Model Update and a Loss Trigger Event Test and (2) the Servicer to conduct the Quarterly Portfolio Evaluation at the close of each calendar quarter.
               (ii) The Borrower shall cause Tillinghast Towers-Perrin to determine the adequacy of credit enhancement available to support the Loan hereunder at an implied “investment-grade” rating level by performing the Annual Portfolio Performance Test and the Loss Trigger Event Test and reporting its results to the Agent, the Borrower, the Servicer and the Seller hereunder in compliance with Section 5.1(a)(v). The test results will be dependent upon a number of factors and assumptions, including (but not limited to): (1) the composition of the existing portfolio of Venture Loans owned by the Borrower, (2) the recent performance of the venture debt asset class taken as a whole, including future expected volatility, and (3) the current interest rate environment. The specific procedures that Tillinghast Towers-Perrin shall carry out shall be those specified in the Procedures Memorandum, attached hereto as Schedule E.
          (s) Interest Rate Hedges. Upon the occurrence and continuance of a breach of the Net Excess Spread Test at any time, the Borrower shall either (i) enter into an Interest Rate Hedge, in a form reasonably acceptable to the Agent, within 30 days of such violation upon terms and with Eligible Hedge Counterparties reasonably acceptable to the Agent or (ii) accept a Type I Advance Rate Reduction. In the event the Borrower enters into an Interest Rate Hedge, the Borrower shall deliver to the Agent, within thirty (30) days of such request, copies of all agreements, documents, confirmations, and instruments evidencing any Interest Rate Hedge to which Borrower is a party and not previously delivered to the Agent, along with such other information regarding the Interest Rate Hedge agreements as the Agent may reasonably request.
     Section 5.2 Negative Covenants of the Borrower.
     Until the Final Payout Date, the Borrower hereby covenants, as to itself, that:
          (a) Name Change, Offices and Records. The Borrower will not change its name, jurisdiction of organization or form of organization (within the meaning of Section 9-301 of the UCC), or use any tradenames, fictitious names, assumed names, “doing business as” names or other names, or relocate its chief executive office at any time while the location of its chief executive office is relevant to perfection of the security interest of the Agent for the benefit of the Secured Parties in the Collateral, unless prior to the effective date of any such change or relocation it shall at its own expense have: (i) given the Agent at least ten (10) days’ prior written notice thereof and (ii) delivered to the Agent all financing statements, instruments, opinions of counsel, and other documents reasonably requested by the Agent in connection with such change or relocation to maintain perfection of Agent’s security interest in the Collateral for the benefit of the Secured Parties.
          (b) Liens. Except as otherwise permitted herein and in any other Transaction Document, the Borrower shall not (and shall cause the Seller, the Servicer not to) create, incur, assume or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any of the Collateral, or assign any right to receive income with respect thereto (other than, in each case, pursuant to any Transaction Document), and the Borrower will defend the right, title and interest of the Secured Parties in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or the Seller.
          (c) Use of Proceeds. The Borrower will not use the proceeds of the Loan for any purpose other than (1) the purchase of Venture Loans, Warrants and the other Collateral under and in accordance with the Purchase Agreement or Subsequent Transfer Instrument and (2) for proceeds received on the Initial Funding Date only, to make required payments of fees, expenses, indemnities and reimbursements pursuant to the terms of this Agreement and the other Transaction Documents.
          (d) Loans and Advances. Other than the Venture Loans and related Warrants, the Borrower shall not, either directly or indirectly, make any loans or advances to, or extend any credit to, or make any investment in (other than the exercise of Warrants), any Person, including without limitation to or in any officer, employee, shareholder or Affiliate of the Seller, the Servicer or the Borrower.
          (e) Payment of Dividends and Retirement of Stock. The Borrower shall not, without the prior written approval of the Agent, (i) declare or pay any dividends or distributions to its members (except in accordance with its organizational documents, the Transaction Documents, and applicable laws and from amounts received pursuant to clause eleventh of Section 2.3 of this Agreement, if otherwise permitted hereunder), whether in cash, property or securities, or (ii) acquire, purchase, permit the transfer of, redeem or retire any of its member interests now or hereafter outstanding for value.
          (f) Borrower Indebtedness. The Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits, or assume, or become or remain liable for, directly or indirectly, any Indebtedness, whether by guarantee, endorsement, agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise, except (i) the Obligations and (ii) permitted under this Agreement, the Purchase Agreement or other Transaction Documents.
          (g) Prohibition on Additional Negative Pledges. The Borrower will not enter into or assume (and shall cause the Seller and the Servicer not to enter into or assume) any agreement (other than this Agreement and the other Transaction Documents) permitting the creation or assumption of any Adverse Claim upon the Collateral or any other assets of the

Borrower, if any, except as contemplated by the Transaction Documents, or prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.
          (h) Character of Business. The Borrower shall not (nor shall it permit the Seller or the Servicer to) make any change in the character of the Borrower’s business or in the Collection Policy that would materially impair the collectibility of the Venture Loans unless it has received the prior written consent of the Agent with respect to such change, which consent the Agent may give or withhold in its sole discretion.
          (i) Payment Instructions. The Borrower shall not (nor shall it permit the Seller or the Servicer to) direct or permit any Obligor, any insurer or any other payor on or with respect to any Venture Loan or any other Collateral to make any payments relating thereto (including without limitation payments of interest and principal, Liquidation Proceeds, condemnation proceeds or Insurance Proceeds) to any account or Person other than to the Lockbox Bank (for deposit into the Lockbox Account) or the Paying Agent (for deposit in the Collection Account)(whether by check or by electronic funds transfer to such account), unless such Person has received prior written consent from the Agent with respect to the making of any such payment to any such other account or Person, which consent the Agent may give or withhold in its sole discretion.
          (j) No Sale, Assignment or Merger. The Borrower will not merge or consolidate with any other Person, or convey, grant any option to, sell, assign (by operation of law or otherwise), or assign any right to receive income with respect thereto, or transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person, other than the Warrants or exercise thereof, in each case without the prior written consent of the Agent, which consent the Agent may grant or withhold in its sole discretion.
          (k) True Sale. The Borrower will not (nor shall it permit the Seller or the Servicer to) account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase Agreement in any manner other than as a sale and absolute assignment of the Venture Loans and Warrants to the Borrower constituting a “true sale” for bankruptcy purposes.
          (l) Amendment. The Borrower will not (nor shall it permit the Seller or the Servicer to) amend, modify, waive or terminate any terms or conditions of any Transaction Document or any of the Borrower’s organizational documents in a manner adverse to the interests of Agent or Lender without the written consent of the Agent, which consent the Agent may grant or withhold in its sole discretion. For the avoidance of doubt, the amendment, modification or waiver of this Agreement is governed by Section 12.1.
ARTICLE VI
VENTURE LOANS
     Section 6.1 Loan Files.

          (a) On or prior to the Initial Funding Date or the related Subsequent Transfer Date, as the case may be, the Borrower shall cause the Seller to deliver to the Custodian each of the documents required to be delivered by the Seller to the Custodian pursuant to Article IV of this Agreement, the related Subsequent Transfer Instrument (as applicable) and the Custodial Agreement.
          (b) If at any time any of the Custodian, the Borrower, the Seller, the Servicer, the Back-up Servicer, the Agent or the Lender discovers a Defective Venture Loan, the party so discovering the breach shall give prompt written notice to the other Persons set forth in this sentence. The Borrower shall exercise its rights under Sections 2.3, 2.4, or 2.5 of the Purchase Agreement to cause the Seller to correct or cure the relevant defect, repurchase such Defective Venture Loan or replace such defective Venture Loan in accordance therewith.
          (c) Notwithstanding anything herein to the contrary, it is understood and agreed that the Agent and the Lender, and except as stated in the Custodial Agreement, the Custodian, shall have no responsibility for reviewing any document included in the related Loan Files, and the review by the Agent, the Custodian or the Lender of the documents included in the related Loan Files shall not constitute a waiver by the Agent or the Lender of the Borrower’s and the Seller’s requirement, pursuant to this Agreement or any other Transaction Document, to either correct or cure any such defect, purchase the related Venture Loan at the related Repurchase Price or replace the related Venture Loan with a Substitute Venture Loan.
          (d) The Agent is hereby appointed as the attorney-in-fact of the Borrower with the power to prepare and execute endorsements to the Venture Notes in the event that the Borrower or the Seller fails to do so on a timely basis after written notice by the Agent. In addition, upon the written instruction of the Lender following the occurrence of an Event of Default and the exercise of remedies pursuant to Section 7.2 hereof, the Agent shall insert the name of the Lender, or its designee, on an allonge relating to any Venture Loan or Venture Note, and on such other relevant documentation as necessary to carry out the purposes of this paragraph. Any reasonable fees or expenses of the Agent related to such preparation, execution, or insertion shall be paid by the Borrower from Available Funds as provided in Section 2.3.
     Section 6.2 Repurchase of Venture Loans.
          (a) Upon receipt by the Borrower and the Agent of a certificate of an Authorized Officer of the Paying Agent confirming that the Repurchase Price for any Defective Venture Loan, or subject to the limitations in the Purchase Agreement, the purchase price for a Defaulted Venture Loan, or Delinquent Venture Loan has been remitted and deposited, or that any Venture Loan has been substituted by a new Eligible Venture Loan, the documents included in the related Loan File shall be released to the Seller (or the Servicer in the case of a Defaulted Venture Loan or a Delinquent Venture Loan), and the Agent shall execute and deliver such instruments of release, prepared by and at the expense of the Borrower, in each case without recourse, representation or warranty, as shall be necessary to release the security interest therein of the Agent for the benefit of the Secured Parties. The Borrower, promptly following the transfer of any such Defective Venture Loan, Delinquent Venture Loan or Defaulted Venture Loan from the Borrower in accordance with this Article VI, shall cause the Servicer to amend the related Venture Loan Schedule and deliver a copy of such amended Schedule to the Agent, the Lender, the Seller and the Custodian, and the Borrower shall make appropriate entries in its general account records to reflect such transfer.
     Section 6.3 Representations and Warranties Regarding the Venture Loans.
          (a) The Borrower hereby makes to the parties hereto the representations and warranties set forth on Schedule C hereto.
          (b) It is understood and agreed that the representations and warranties set forth in Section 4.1 of the Purchase Agreement shall survive the conveyance of the Venture Loans and related Warrants to the Borrower, the grant of a security interest in the Venture Loans and related Warrants to the Agent and the delivery of the documents required to be included in the respective Loan Files pursuant to Section 6.1.
          (c) With respect to the representation and warranties set forth in Section 6.3 (a), upon any failure of a representation or warranty that relates to a particular Purchased Asset to continue to be true subsequent to the date of transfer of such Purchased Asset, then such Purchased Asset shall no longer be deemed Eligible Collateral and the value of such Purchased Asset shall not be included in the aggregate Venture Loan Principal Balances for purposes of calculating the Borrowing Base.
ARTICLE VII
EVENTS OF DEFAULT
     Section 7.1 Event of Default.
     The occurrence of any one or more of the following events shall constitute an Event of Default:
               (i) the Borrower, the Servicer or the Seller shall fail to make any payment or deposit required to be made by it under this Agreement or any other Transaction Document when due and such default is not cured or waived within two (2) Business Days following the occurrence thereof;
               (ii) any representation, warranty, certification or statement made in writing by the Borrower, the Servicer or the Seller in this Agreement or in or as required pursuant to any other Transaction Document (or any information or report delivered pursuant hereto or thereto) shall prove to have been false or incorrect in any material respect when made or deemed made and such failure, if capable of being remedied, shall continue thirty (30) days after the receipt by the Borrower, the Servicer or the Seller of written notice with respect thereto from the Agent, the Lender or the Custodian or knowledge thereof by an officer of the Borrower, the Servicer or the Seller; provided, however, that a breach of any representation or warranty regarding Venture Loans set forth in Section 6.3(a) shall not constitute an Event of Default so long as Borrower causes Seller to cure such breach in accordance with Sections 2.3, 2.4, or 2.5 of the Purchase Agreement, or purchase such Venture Loan from the Borrower at the Repurchase Price within thirty (30) days thereof or replace such Venture Loan with a Substitute Venture

Loan, as set forth in Section 6.2, or optional purchase by the Servicer of Delinquent Venture Loans or Defaulted Venture Loans pursuant to Section 4.12 of the Servicing Agreement;
               (iii) the Borrower, the Servicer or the Seller shall fail to perform or observe any other covenant or agreement under this Agreement or any other Transaction Document to be performed or observed by it (other than as set forth in clause (i) above) and such failure, if capable of being remedied, shall remain unremedied for a period of thirty (30) days after the receipt by the Borrower, the Servicer or the Seller of written notice with respect thereto from the Agent, the Lender or the Custodian or knowledge thereof by an officer of the Borrower, the Servicer or the Seller;
               (iv) failure of the Servicer, or the Seller to pay any Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000), in each case when such Indebtedness is due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable notice and grace period (if any), or the default by the Borrower, the Servicer or the Seller in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness in an amount in excess of Two Hundred Thousand Dollars ($200,000) was created or is governed, the effect of which is to cause such Indebtedness to become due or to be declared due prior to its stated maturity; or any such Indebtedness of the Servicer, or the Seller shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof;
               (v) an Event of Bankruptcy shall occur with respect to the Borrower, the Servicer or the Seller;
               (vi) any Secured Party shall cease to have a valid and perfected first priority (subject to Permitted Liens) security interest in all rights, titles and interests of the Borrower in the Collateral or any portion thereof and such failure continues unremedied for more than five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent;
               (vii) any of the Borrower, the Seller or the Servicer shall (A) assign or attempt to assign its rights under this Agreement or any other Transaction Document, or any interest herein or therein, in contravention of this Agreement or the related Transaction Document, (B) disavow or purport to disavow any of its obligations hereunder or under any Transaction Document to which it is a party or by which it is bound, or (C) contest the validity or enforceability of this Agreement or any Transaction Document or the security interest of the Agent for the benefit of the Secured Parties in any Venture Loan or other Collateral;
               (viii) one or more final and non-appealable judgments for the payment of money in an aggregate amount of Fifty Thousand Dollars ($50,000) or more shall be entered against the Borrower; or
               (ix) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code with regard to any of the Collateral and such lien shall not have been released within thirty (30) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Collateral.
     Section 7.2 Remedies.
          (a) Upon the occurrence and during the continuation of an Event of Default, no further Advances pursuant to Section 1.1(a) and no distributions pursuant to clause eleventh of Section 2.3 shall be made, and the Agent, at the request of the Lender and upon notice to the Borrower, may declare (i) the occurrence of the Termination Date and that the Aggregate Loan Balance (or any portion thereof) is immediately due and payable by the Borrower, whereupon the same shall become due and payable, together with all accrued interest thereon, and the obligation of the Lender to make Advances hereunder, and the obligation of the Paying Agent to make distributions pursuant to Section 2.6(d)(i), assuming Paying Agent has notice of such Event of Default shall thereupon terminate and/or (ii) a Servicer Termination Event; provided, that, in the case of any event described in Section 7.1(v) above, the Termination Date shall be deemed to have occurred, and the Aggregate Loan Balance shall be deemed to be immediately due and payable by the Borrower, automatically upon the occurrence of such event.
          (b) Upon the occurrence and during the continuance of any Event of Default, the Agent and the Lender may also:
               (i) upon reasonable notice to the Borrower, enter the office(s) of the Borrower, the Seller or the Servicer and take possession of any of the Collateral in the possession of the Borrower, Seller, or Servicer, as the case may be, including any Records that pertain to the Collateral;
               (ii) foreclose upon or otherwise enforce its security interest in and lien on all of the Collateral or on any portion thereof to secure all payments and performance of Obligations owed by the Borrower under this Agreement and the other Transaction Documents;
               (iii) as further set forth in Section 12.3(a), communicate with and notify the related Obligors of the Venture Loans , issuers of related Warrants, and obligors under other Collateral or on any portion thereof, whether such communications and notifications are in verbal, written or electronic form, including, without limitation, communications and notifications that the Collateral has been assigned to the Lender and that all payments thereon are to be made directly to the Agent, the Lender or its designee;
               (iv) settle, compromise, or release, in whole or in part, any amounts owing on the Venture Loans or other Collateral or any portion of the Collateral, on terms acceptable to the Agent and the Lender;
               (v) enforce payment and prosecute any action or proceeding with respect to any and all Collateral;
               (vi) where any Venture Loan or other Collateral is in default, foreclose upon and enforce security interests in such Venture Loan and such Collateral by any available judicial procedure or without judicial process, and sell property acquired as a result of any such foreclosure;

               (vii) collect payments from Obligors and/or assume servicing of, or contract with a third party to service, any or all Venture Loans requiring servicing and/or perform any obligations required in connection therewith. In connection with collecting payments from Obligors and/or assuming servicing of any or all Venture Loans, each of the Agent and the Lender may take possession of and open any mail addressed to the Borrower, remove, collect and apply all payments for the Borrower or relating to the Venture Loans, execute on behalf of the Borrower any receipts, checks, notes, agreements or other instruments or letters or appoint an agent to exercise and perform any of these rights; and
               (viii) exercise all rights and remedies of a secured creditor under the UCC, including but not limited to selling the Collateral at public or private sale. The Agent or the Lender shall give the Borrower ten (10) days’ written notice of any such public sale or of the date after which such private sale may be held. The Borrower agrees that ten (10) days’ written notice shall be reasonable notice with respect thereto. At any such sale, the Collateral may be sold as an entirety or in separate parts, as the Agent or the Lender may determine in its sole discretion. The Agent or the Lender may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agent or the Lender until the selling price is paid by the purchaser thereof, and neither the Agent nor the Lender shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Each of the Agent and the Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which right and equity of redemption the Borrower hereby releases. Following the occurrence and during the continuance of an Event of Default, either the Lender or the Agent on its behalf may securitize or otherwise sell the Collateral, and neither the Agent nor the Lender shall incur liability as a result of such transaction. For the avoidance of doubt, either the Lender or the Agent on its behalf may, as set forth in the prior sentence, sell the Collateral as part of a pool comprised of all or part of the Collateral and other loans owned by the Lender. The Borrower hereby waives any claims it may have against the Agent or the Lender arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the outstanding Advances and the unpaid interest accrued thereon, even if the Agent or the Lender accepts the first offer received and does not offer the Collateral, or any part thereof, to more than one offeree. Each of the Agent and the Lender may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon all or any portion of the Collateral or to foreclose the pledge and sell all or any portion of the Collateral under a judgment or decree of a court or courts of competent jurisdiction, or both.
          The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Lender otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

     Section 7.3 No Obligation to Pursue Remedy.
     The Borrower waives any right to require the Agent or the Lender to (i) proceed against any Person, (ii) proceed against or exhaust all or any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (iii) pursue any other remedy in its power. Neither the Agent nor the Lender shall be required to take any steps necessary to preserve any rights of the Borrower against holders of security interests prior in lien to the lien of any Venture Loan included in the Collateral or to preserve rights against prior parties. No failure on the part of the Agent or the Lender to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or the Lender of any right, power or remedy provided hereunder, at law or in equity, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by the Borrower. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.
     Section 7.4 Reimbursement of Costs and Expenses.
     The Agent or the Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Venture Loan, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All out-of-pocket advances, charges, fees, disbursements, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Agent or the Lender in exercising any right, power or remedy conferred on it by this Agreement or any other Transaction Document, or in the enforcement hereof and thereof (together with interest thereon, at the applicable Interest Rate, from the time of payment until repaid), shall (to the extent that such amounts shall not have been reimbursed to the Agent or the Lender) become a part of the principal balance outstanding under the Loan.
     Section 7.5 Application of Proceeds.
     The proceeds of any sale or other enforcement of the security interest of the Agent for the benefit of the Lender in all or any part of the Collateral shall be applied by the Lender or the Agent on its behalf:
     first, to the payment of the out-of-pocket costs and expenses of such sale or enforcement, including compensation to the Agent’s and the Lender’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of the Agent and the Lender in connection therewith;
     second, to the payment of any other amounts due (other than principal and interest) to the Lender, the Custodian, the Back-up Servicer, acting as such and as successor Servicer, the Paying Agent, and the Agent under this Agreement and each other Transaction Document;
     third, to the payment of Interest accrued and unpaid on the Loan;
     fourth, to the payment of the outstanding principal balance of the Loan as calculated hereunder;

     fifth, to the payment of any amounts due (other than to the Lender, the Custodian, the Paying Agent, the Back-up Servicer, or the Agent) under this Agreement and each other Transaction Document; and
     sixth, to the payment to the Borrower, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds. If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Loan and all other amounts due hereunder and under any other Transaction Document, the Borrower shall remain liable for any deficiency.
     Section 7.6 Rights of Set-Off.
     If any Event of Default shall have occurred and be continuing, then the Lender and the Agent on its behalf shall have the right, at any time, and from time to time, without notice, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Agent or the Lender to or for the credit of the account of the Borrower against and on account of the obligations and liabilities of the Borrower under this Agreement or under any other Transaction Document, irrespective of whether or not the Agent or the Lender shall have made any demand hereunder or thereunder and whether or not said obligations and liabilities shall have matured; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Obligors under Venture Loans or other third parties.
     Section 7.7 Responsibilities of the Borrower.
     Anything herein to the contrary notwithstanding, the exercise by the Agent and the Lender of their respective rights hereunder shall not release the Servicer, the Back-up Servicer, the Seller or the Borrower from any of their respective duties or obligations with respect to any Venture Loans or other Collateral or under the documents included in the related Loan Files; provided, however, that, except as specifically provided in the Servicing Agreement, the Servicer shall be released from its duties and obligations as Servicer upon the appointment of a successor Servicer in accordance with the Servicing Agreement; provided, further, that nothing herein shall release the initial Servicer from its ongoing duty to cooperate with the Back-up Servicer acting as successor Servicer in accordance with the Servicing Agreement. Neither the Agent nor the Lender shall have any obligation or liability with respect to any Venture Loans or other Collateral or the documents included in the related Loan Files, nor shall either such Person be obligated to perform any obligations that the Borrower, the Servicer or the Seller may have thereunder.

ARTICLE VIII
INDEMNIFICATION
     Section 8.1 Indemnities by the Borrower.
     Without limiting any other rights that the Agent, the Lender, the Back-up Servicer, the Custodian and Paying Agent may have hereunder or under applicable law, the Borrower hereby agrees to indemnify (and immediately pay upon demand to) the Agent, the Lender, the Back-up Servicer (both as Back-Up Servicer and as successor Servicer), the Custodian, Paying Agent, and each of their respective assigns, Affiliates, officers, directors, agents, attorneys and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them in any claim, action or proceeding between Borrower and any Indemnified Party or between any of the Indemnified Parties and any third party, or among Indemnified Parties, or otherwise arising out of or as a result of this Agreement or any Transaction Document or incurred by any of them arising out of or as a result of this Agreement or any other Transaction Document or the acquisition, either directly or indirectly, by the Lender of an interest in the Venture Loans or other Collateral, excluding, however, in all of the foregoing instances:
     (i) Indemnified Amounts to the extent such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of an Indemnified Party; or
     (ii) Indemnified Amounts to the extent comprising income, franchise and similar taxes levied on the related Indemnified Party;
provided, however, that nothing contained in the foregoing clauses shall limit the liability of the Borrower or limit the recourse of the Agent, the Lender, the Back-up Servicer or the Custodian to the Borrower for amounts specifically provided to be paid by the Borrower under the terms of this Agreement or the other Transaction Documents. Except as provided in the succeeding sentence, Indemnification Amounts do not include losses in respect of uncollectible Venture Loans. Without limiting the generality of the foregoing indemnification, but subject in full to the provisions thereof, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Venture Loans, regardless of whether reimbursement therefor would constitute recourse to the Borrower) relating to or resulting from:
     (A) any representation or warranty made by the Borrower, the Servicer or the Seller (or any manager, Affiliate, officer or employee of any such Person) under or in connection with this Agreement, any other Transaction Document or Conveyance Paper or any other written information or report delivered by any of the foregoing pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

     (B) the failure by the Borrower, the Servicer or the Seller to comply with any applicable law, rule or regulation with respect to any Venture Loan or other Collateral or document required to be included in the Venture Loan File related thereto, or the nonconformity of any Venture Loan or other Collateral or document required to be included in the Venture Loan File with any such applicable law, rule or regulation, or any failure of the Borrower, the Servicer or the Seller to keep or perform any of its obligations, express or implied, with respect to any Collateral;
     (C) any failure of the Borrower, the Servicer or the Seller to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document or Conveyance Paper;
     (D) any dispute, claim, offset or defense to the payment of any Venture Loan (including, without limitation, a defense based on such Venture Loan or related document required to be included in the related Venture Loan File, or otherwise, not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
     (E) any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document, any Conveyance Paper, the transactions contemplated hereby and thereby, the use of the proceeds of the Loan, or any Advance, the Seller’s, the Borrower’s or the Servicer’s administration of the Venture Loans or any other investigation, litigation or proceeding relating to the Borrower, the Seller or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or in any other Transaction Document;
     (F) any inability to litigate any claim against any Obligor in respect of any Venture Loan as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
     (G) any Event of Default;
     (H) any failure of the Borrower to acquire from the Seller and maintain legal and equitable title to, and ownership of, any of the Collateral free and clear of any Adverse Claim;
     (I) any failure of the Borrower to give reasonably equivalent value to the Seller under the Purchase Agreement in consideration of the transfer by the Seller of any Venture Loan, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action, including without limitation, any provision of the Federal Bankruptcy Code;
     (J) any failure to vest and maintain vested in the Agent for the benefit of the Secured Parties, or to transfer to the Agent for the benefit of the Secured Parties, a valid first priority perfected security interest (subject only to Permitted

Liens) in the Collateral, free and clear of any Adverse Claim, whether existing at the time of the related Advance or at any time thereafter;
     (K) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, and the proceeds thereof, whether at the time of the Initial Advance, any Subsequent Advance or at any other time;
     (L) any action or omission by the Borrower, the Servicer, or the Seller, which reduces or impairs the rights of the Agent or the Lender with respect to any Collateral or the value of any Collateral;
     (M) any attempt by any Person to void the Loan or any Advance or the security interest of the Agent for the benefit of the Secured Parties in the Collateral under statutory provisions or common law or equitable action;
     (N) the commingling by the Borrower, the Servicer or the Seller of any collections of Venture Loans or other Collateral at any time with other funds;
     (O) any Venture Loan represented or certified by the Borrower pursuant to the Transaction Documents to be an Eligible Loan which is not at the applicable time an Eligible Loan, unless an Early Amortization Event would not result;
     (P) the failure of the Borrower to pay when due any taxes payable in connection with the Venture Loans or any Collateral related thereto to the extent the Borrower is required to pay the same hereunder;
     (Q) any payment by the Agent or Lender to any Person of any amount previously distributed to the Borrower or any other amount due hereunder, in each case which amount the Agent or the Lender believes in good faith is required to be paid;
     (R) any failure of the Borrower, the Seller or the Servicer or any of their respective agents or representatives to remit to the Lockbox Account or the Collection Account, payments or collections on or proceeds of or relating to any Venture Loan, any Collateral or any Purchased Asset that have been remitted to any such Person;
     (S) the purchase, sale, origination, pledge or financing of any of the Collateral in violation of applicable laws by Persons other than the Agent, the Lender or any Secured Party.
Any amounts payable to an Indemnified Party pursuant to clause (ii) below shall be paid by the Borrower to the Agent on behalf of the applicable Indemnified Party within five (5) Business Days following the Agent’s written demand therefor on behalf of the applicable Indemnified

Party (and the Agent shall pay such amounts to the applicable Indemnified Party after the receipt by the Agent of such amounts).
     The procedure for indemnification hereunder shall be as follows:
     (i) If the Indemnified Amount awarded against or incurred by an Indemnified Party in connection with a claim is $10,000 or less, the Borrower shall pay the Indemnified Party the Indemnified Amount on the next Monthly Remittance Date following receipt of the claim.
     (ii) If the Indemnified Amount awarded against or incurred by an Indemnified Party in connection with a claim is more $10,000, then:
     (A) An Indemnified Party shall give notice to the Borrower of any claim, whether between the parties or brought by a third party, specifying (A) the factual basis for such claim, and (B) the amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against such Indemnified Party, such notice shall be given by such Indemnified Party within fifteen (15) Business Days after written notice of such action, suit or proceeding was received by such Indemnified Party; provided, that failure to deliver notice shall not affect an Indemnified Party’s right to indemnification hereunder, except if and to the extent that such failure materially and adversely affects the ability of the Borrower to defend such claim in accordance with the following paragraph.
     (B) Following receipt of notice from an Indemnified Party of a claim, the Borrower shall have thirty (30) days to make such investigation of the claim as the Borrower deems necessary or desirable. For the purposes of such investigation, such Indemnified Party shall make available to the Borrower and/or its authorized representative(s) the information relied upon by such Indemnified Party to substantiate the claim. If such Indemnified Party and the Borrower agree at or prior to the expiration of said thirty (30) day period (or any mutually-agreed-upon extension thereof) to the validity and amount of such claim, then the Borrower shall immediately pay to such Indemnified Party the full amount of the claim and the Borrower shall thereupon be released from any further indemnification obligations with respect to such claim. If the Indemnified Party and the Borrower do not agree within said period (or any mutually-agreed-upon extension thereof), then the Indemnified Party may seek appropriate legal remedy against the Borrower for failure to pay such claim.
     (C) With respect to any claim by a third party as to which an Indemnified Party is entitled to indemnification hereunder, the Borrower shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and such Indemnified Party shall cooperate fully with the Borrower, subject to reimbursement for all expenses incurred by such Indemnified Party. If the Borrower elects to assume control of the defense of any third-party claim, an Indemnified Party shall have the right to participate in the defense of such claim at its own expense; provided, that such expense shall be the expense of the Borrower if (A) the Borrower has authorized such expense in writing, (B) the Borrower has not employed counsel with respect to the defense of such claim within a reasonable amount of time after such election or (C) the Indemnified Party has been advised by counsel that one or more defenses may be available to it that are different from or additional to those available to the Borrower and the Borrower engages counsel to affirmatively assert such defenses in any litigation or settlement negotiations. If the Borrower does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the related Indemnified Party with respect to such claim and the Borrower shall immediately reimburse such Indemnified Party for any and all expenses incurred by it in defending such third party claim. The Borrower shall have the right to settle any third party claim without the consent of the related Indemnified Party, but the Borrower’s indemnity obligations will continue unless the settlement fully and unconditionally releases all Indemnified Parties from any and all liability with respect to such claim and the Borrower may not enter into any settlement that imposes any then-current or continuing obligation or liability on any Indemnified Party.
     Section 8.2 Increased Costs and Capital Adequacy.
          (a) If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application of any law or regulation (including, without limitation, any law or regulation resulting in any interest payments paid to the Lender under this Agreement being subject to United States withholding tax) or any guideline of any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Agent, the Lender, or any Affiliate, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining the Loan or any Advance thereunder (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, the Borrower shall, from time to time, after written demand by the Agent, on behalf of such Affected Party, pay to the Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments. In determining such amount, the Affected Party shall use any reasonable method of averaging and attribution that it shall deem applicable. For the avoidance of doubt, Financial Accounting Standards Board Interpretation No. 46 or any other interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute a change in the interpretation, administration or application of a law, regulation or guideline subject to this Section 8.2.
          (b) If either (i) the introduction of or any change in or in the interpretation, administration or application of any law, guideline, rule or regulation, directive or request of or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from, any central bank, any governmental authority or agency or any accounting board or authority

(whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder, under any Transaction Document or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), the Borrower shall pay the Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. In determining such amount, the Affected Party shall use any reasonable method of averaging and attribution that it shall deem applicable. For the avoidance of doubt, Financial Accounting Standards Board Interpretation No. 46 or any other interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute a change in the interpretation, administration or application of a law, guideline, rule or regulation, directive or request subject to this Section 8.2.
          (c) Any amounts subject to the provisions of this Section 8.2 shall be paid by the Borrower to the Agent on behalf of the applicable Affected Party pursuant to Section 2.3 hereof on behalf of the applicable Affected Party (and the Agent shall pay such amounts to the applicable Affected Party after the receipt by the Agent of such amounts). In determining any amount provided for in this Section 8.2, the Affected Party may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Party making a claim under this Section 8.2, shall submit to the Borrower a certificate setting forth the basis for and the computations of such reduced payments or additional or increased costs, which computations shall be determined in a commercially reasonable manner.
     Section 8.3 Other Costs and Expenses.
          (a) In addition to the rights of indemnification granted to the Back-up Servicer, the Custodian, the Paying Agent, the Agent, the Lender and the other Indemnified Parties under Section 8.1 hereof, the Borrower shall pay to the Agent, the Lender, the Back-up Servicer, Custodian, Paying Agent, and Back-up Servicer, as successor Servicer, on demand all out-of-pocket costs and expenses (including reasonable counsel fees and expenses) incurred in connection with (i) the preparation, execution, delivery, closing and administration of, and due diligence conducted in connection with, this Agreement and the other Transaction Documents, the transactions contemplated hereby and the other documents to be delivered hereunder and thereunder, (ii) the preparation, execution, delivery, closing and administration of any waiver or consent issued or amendment prepared in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and the other documents to be delivered hereunder and thereunder, that is necessary or requested by any of the Borrower, the Seller, the Servicer, the Lender or the Agent or made necessary or desirable as a result of the actions of any regulatory, tax, licensing or accounting body affecting the Lender, the Agent or any of their respective Affiliates, or which is related to an Event of Default, including, without limitation, the fees and expenses of counsel for the Back-up Servicer (acting in its capacity as Back-up Servicer or successor Servicer), the Custodian, the Paying Agent, the Agent and the

Lender with respect thereto, (iii) any audit performed pursuant to Section 5.1(e) of this Agreement, (iv) the Agent or the Lender performing, or causing the performance of, any obligation of the Borrower, the Servicer or the Seller hereunder or under any other Transaction Document upon such Person’s failure to so perform, (v) the delivery of the AUP Letter and the performance of any and all duties, obligations and responsibilities thereunder, and (vi) advising the Back-up Servicer in connection with the Back-up Servicer’s assumption of the Servicer’s obligations hereunder and under the Transaction Documents and advising the Back-up Servicer, the Custodian, and the Paying Agent, and their respective assigns, Affiliates, officers, directors, agents and employees as to their respective rights and remedies under this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or thereunder or in connection herewith or therewith.
          (b) The Borrower shall pay to the Agent on demand any and all out-of-pocket costs and expenses of the Agent and the Lender, if any, including without limitation fees and expenses of attorneys, appraisers, engineers, investment bankers, surveyors or other experts, in connection with UCC searches, the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement and the other Transaction Documents or such documents, or the administration of this Agreement and the other Transaction Documents following an Event of Default.
          (c) The Borrower shall pay, within ten (10) Business Days following the Agent’s written demand therefor, any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, any other Transaction Document or the other documents to be delivered hereunder and thereunder.
ARTICLE IX
THE AGENT
     Section 9.1 Authorization and Action.
     The Lender hereby designates and appoints the Agent to act as its agent under the Transaction Documents, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Transaction Documents, together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth in the Transaction Documents, or any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into any Transaction Document or otherwise exist for the Agent. In performing its functions and duties under the Transaction Documents, the Agent shall act solely as agent for the Lender and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower, the Servicer or the Seller or any of their respective successors or permitted assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Transaction Document or applicable law. The appointment and authority of the Agent hereunder shall terminate upon the indefeasible payment in full of all Obligations.

     Section 9.2 Delegation of Duties.
     The Agent may execute any of its duties under each Transaction Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     Section 9.3 Exculpatory Provisions.
     Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action taken or omitted to be taken by it or them under or in connection with any Transaction Document (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to the Lender for any recitals, statements, representations or warranties made by the Borrower, the Servicer or the Seller contained in any Transaction Document or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document or any other document furnished in connection therewith, or for any failure of the Borrower, the Servicer or the Seller to perform their respective obligations under any Transaction Document or the Collateral, or for the satisfaction of any condition specified in Article IV, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith. The Agent shall not be under any obligation to the Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Borrower, the Servicer or the Seller. The Agent shall not be deemed to have knowledge of any Event of Default or Unmatured Event of Default unless the Agent has received written notice with respect thereto from the Borrower, the Servicer, the Custodian or the Lender.
     Section 9.4 Reliance by the Agent.
     The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Lender as it deems appropriate and it shall first be indemnified to its satisfaction by the Lender, provided, that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action, as the Agent shall deem advisable and in the best interests of the Lender. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lender.
     Section 9.5 Non-Reliance on the Agent.
     The Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, the Servicer or the Seller, shall be deemed to constitute any representation or warranty by the Agent. The Lender represents and warrants to the Agent that it has made and will make, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Servicer and the Seller and made its own decision to enter into the Transaction Documents and all other documents related thereto.
     Section 9.6 The Agent in its Individual Capacity.
     The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Servicer or the Seller or any of their Affiliates as though the Agent were not the Agent hereunder.
     Section 9.7 Successor Agent.
     The Agent may, upon fifteen (15) days’ written notice to the Borrower and the Lender, resign as the Agent. If the Agent shall resign, then the Lender during such fifteen-day period shall appoint a successor Agent, whereupon (i) such successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” as used in this Agreement and each other Transaction Document shall mean such successor agent, effective upon its appointment, and (ii) the former Agent’s rights, powers and duties as the Agent shall be terminated (except as set forth in the last sentence of this Section 9.7), without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. If for any reason no successor Agent is appointed during such fifteen-day period, then effective upon the termination of such fifteen-day period, the Lender shall perform all of the duties of the Agent hereunder and under the other Transaction Documents and the Borrower and the Servicer (as applicable) shall make all payments in respect of the Obligations directly to the Lender and for all purposes shall deal directly with the Lender. Upon resignation or replacement of any Agent in accordance with this Section 9.7, the retiring Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Agent. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article IX and Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.
     Section 9.8 Paying Agent and Custodian Limitation of Liability
          (a) The Paying Agent reserves the right, in the exercise of its own discretion, to resign from its obligations (and relinquish its rights) as Paying Agent hereunder upon not less than sixty (60) days notice to the other parties hereto. No such resignation and relinquishment shall be effective, however, unless and until a successor Paying Agent acceptable to the Agent and the Borrower shall have been designated, shall have indicated its agreement to accept the obligations of the Paying Agent hereunder at a compensation level, and otherwise in a manner, in each case reasonably acceptable to the Agent and the Borrower, and shall have accepted the transfer of amounts or investments held in the existing Collection Account from the Paying

Agent and shall have established a replacement Collection Account that is subject to an account control arrangement reasonably satisfactory to the Agent and the Borrower.
          (b) The Paying Agent and Custodian undertake to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by the parties hereto that there are no implied duties or obligations on the part of the Paying Agent and the Custodian under this Agreement. Neither the Paying Agent, the Custodian nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages and expenses which result from the gross negligence, willful misconduct, or reckless disregard of its obligations thereunder, of any such Person or Persons. In no event shall the Paying Agent, the Custodian or any of its officers, directors, employees or agents be liable for any consequential, indirect or special damages
          (c) Neither the Paying Agent nor the Custodian shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything which it may do or refrain from doing in good faith in connection herewith.
          (d) The Paying Agent and Custodian may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it by any other Person and which in good faith it believes to be genuine and which has been signed by the proper party or parties. The Paying Agent and Custodian may rely on and shall be protected in acting upon the written instructions of any designated officer of the Borrower, the Servicer, the Lender or the Agent.
          (e) The Paying Agent and the Custodian may consult with counsel reasonably satisfactory to it and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel.
          (f) Neither the Paying Agent nor the Custodian shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of its rights or powers, and neither of them shall be obligated to follow any directions of the Servicer, Agent, Lender, or Borrower hereunder or under the Transaction Documents, if it believes that repayment of such funds (repaid in accordance with the terms of this Agreement) or adequate indemnity against such risk or liability is not reasonably assured to it.
          (g) Neither the Paying Agent nor the Custodian shall be deemed to be a fiduciary of any party hereto.
          (h) Neither the Paying Agent nor any of its directors, officers, agents or employees, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith in good faith and believed by it or them to be within the purview of this Agreement, except for its or their own gross negligence or willful misconduct, or reckless disregard in the compliance with its express duties hereunder.

          (i) Neither the Paying Agent nor the Custodian shall be responsible for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement or any of the Collateral.
ARTICLE X
SECURITY INTEREST
     Section 10.1 Grant of Security Interest.
     To secure the performance by the Borrower of all covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document to which it is a party or by which it is bound, and the due, complete and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, the Borrower hereby collaterally assigns and pledges to the Agent, for the benefit of the Lender (and its successors and assigns), and hereby grants to the Agent, for the benefit of the Secured Parties (and its successors and assigns), a security interest in, all of the Borrower’s right, title and interest, whether now owned and existing or hereafter arising and wherever located, in and to the following, but excluding any Excluded Amounts (collectively, the “Collateral”):
               (i) all Venture Loans (subject to the rights of any Participant under any Permitted Participation Arrangement) and Warrants purchased by the Borrower under the Purchase Agreement (or otherwise transferred to the Borrower pursuant to the terms of the Purchase Agreement including any related Subsequent Transfer Instrument) from time to time, and the Venture Loan Principal Balances related thereto, and all collateral related thereto;
               (ii) all payments in respect of interest, principal, and fees, collected or otherwise recovered with respect to the Purchased Assets and all other proceeds received with respect to the Purchased Assets, including, without limitation, all proceeds on Warrants;
               (iii) all documents required to be included in the related Loan Files and other Records, including in each case, without limitation, all monies due or to become due to the Borrower under or in connection therewith;
               (iv) all guaranties, letters of credit, letter-of-credit rights, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Venture Loans, whether pursuant to the documents required to be included in the related Loan Files or otherwise;
               (v) all Insurance Policies, if any, that relate to any Venture Loan, Obligor or Property;
               (vi) the Purchase Agreement and all other Transaction Documents to which the Borrower is a party (including, without limitation, (a) all rights to indemnification arising thereunder and (b) all UCC financing statements filed pursuant thereto);

               (vii) all other rights and payments relating to the Venture Loans and other Purchased Assets;
               (viii) the Collection Account, the Lockbox Account and all other bank and similar accounts relating to collections on and proceeds of the Purchased Assets (whether now existing or hereafter established), and all cash, instruments, investment property, financial assets or other property that are held or required to be deposited in such accounts, and all investments in and all income from the investment of funds in the Collection Account, the Lockbox Account and such other accounts; and
               (ix) all proceeds (including, without limitation, “proceeds” as defined in Article 9 of the UCC as in effect in the State of New York) of any of the foregoing, including without limitation interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then-existing Collateral.
     Notwithstanding anything to the contrary, the term “Collateral” shall not include any agreement between an Obligor and the Seller (or any other originator of the Venture Loan) for the Seller (or any other originator of the Venture Loan) to participate in purchases of Obligor’s equity relating to an equity financing of such Obligor.
     Section 10.2 Release of Collateral.
          In the event that all of the Obligations have been irrevocably discharged and paid in full, the Agent shall release all Collateral from the lien created hereunder and the Agent and the Custodian shall execute and deliver any necessary instruments of release, prepared by and delivered to it at the sole cost and expense of the Borrower, without recourse, representation or warranty. In furtherance of the foregoing, the Agent shall release each Venture Loan, and any related Warrant transferred to Borrower under the Purchase Agreement, from the lien created hereunder and shall return the Loan File relating to such Venture Loan, upon payment in full of such Venture Loan by the related Obligor, or the repayment, repurchase, or substitution of such Venture Loan, and related Warrant, if any, by Seller pursuant to any Transaction Document. Upon the repayment in full of any Venture Loan, the Agent and the Custodian shall deliver, at Borrower’s expense, the related Loan File to the Borrower.
     Section 10.3 Termination after Final Payout Date.
     Each of the Secured Parties hereby authorizes the Agent, and the Agent hereby agrees, to deliver to the Borrower promptly after the Final Payout Date such filed UCC termination statements as may be necessary to terminate the security interest of the Agent, for the benefit of the Lender, in and lien upon the Collateral, all at the Borrower’s expense. To the extent the Agent fails to comply with this Section 10.3, the Borrower is hereby authorized to prepare and file any such UCC termination statements. Upon the Final Payout Date, all right, title and interest of the Agent and the Secured Parties in and to the Collateral shall automatically terminate.

     Section 10.4 Further Assurances.
     The Borrower shall take, and shall cause the Seller and the initial Servicer to take, any and all actions determined by the Agent in its sole discretion to be necessary to perfect and protect the Secured Parties’ first priority (subject to Permitted Liens) security interest in all rights, titles and interests of the Borrower in the Collateral, including the filing of financing statements or other instruments.
ARTICLE XI
TERM AND TERMINATION
     Section 11.1 Term.
     Provided that no Event of Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Closing Date and continue until the Termination Date; provided, that in any event this Agreement shall terminate (to the extent it has not previously terminated pursuant to the terms hereof) on the fourth (4th) anniversary of the termination of the Revolving Period, and on or prior to such anniversary date the Borrower shall irrevocably pay in full all Obligations. Following expiration or termination of this Agreement, the Collection Account and the Lockbox Account shall be cleared and terminated, and all indebtedness, fees, expenses, costs, charges and reimbursements due the Lender and the Agent under this Agreement and the Transaction Documents shall be immediately due and payable without notice to the Borrower and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing the Borrower in default, all of which are hereby expressly waived by the Borrower.
     Section 11.2 Extension of Term.
     Upon mutual agreement of the Borrower, the Agent and the Lender, the Commitment Expiration Date may be extended in accordance with the definition thereof. Such extension may be made subject to the recognition of the terms hereunder and to any other such conditions as the Agent and the Lender, in their sole discretion, may deem necessary or advisable. Under no circumstances shall such an extension by the Agent and the Lender be interpreted or construed as a forfeiture by the Agent or the Lender of any of their respective rights, entitlements or interest created hereunder. The Borrower acknowledges and understands that neither the Agent nor the Lender is under any obligation whatsoever to extend the term of this Agreement beyond the Termination Date.
ARTICLE XII
MISCELLANEOUS
     Section 12.1 Waivers and Amendments.
          (a) No failure or delay on the part of the Agent or the Lender in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
          (b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b). The Lender, the Borrower, the Custodian, the Paying Agent, and the Agent may enter into written modifications or waivers of any provisions of this Agreement, provided, however, that no such modification or waiver shall, without the written consent of the Agent, Custodian, Paying Agent, and the Back-up Servicer, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Agent, Custodian, Paying Agent, and the Back-up Servicer.
     Notwithstanding the foregoing, the Agent and the Lender may enter into amendments to modify any of the terms or provisions of Article IX of this Agreement relating to the Agent and/or the Lender without the consent of the Borrower; provided, however, that any amendment or modification that materially or adversely affects the Borrower, the Custodian, the Back-up Servicer or the Paying Agent shall require the consent of the Borrower, the Custodian, the Back-up Servicer and the Paying Agent, respectively. Any amendment, modification or waiver made in accordance with this Section 12.1 shall be binding upon the Borrower, the Lender, the Custodian and the Agent.
     Section 12.2 Notices.
          Except as provided in this Section 12.2, all communications and notices provided for hereunder and under the other Transaction Documents shall be in writing (including bank wire, telecopy, electronic mail, or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses, electronic mail address, or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or electronic mail, upon written confirmation receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail properly addressed and with first class postage prepaid, (iii) if given by overnight courier or similar overnight delivery, one (1) Business Day after the time such communication is properly addressed and delivered to such delivery service, and (iv) if given by any other means, when received at the address for notices specified on the signature pages hereto.
     Section 12.3 Protection of the Agent’s Security Interest.
          (a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Agent may reasonably request, to perfect, protect, defend or more fully evidence the security interest of the Agent, for the benefit of the Secured Parties, in all of the rights, titles and interests of the Borrower in the Collateral, or to enable the Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under the other Transaction Documents (including, without limitation, to enforce any of the Venture Loans or the Purchase Agreement). At

any time after the occurrence and during the continuance of an Event of Default, the Agent may, or the Agent may direct the Borrower or the Servicer to, notify each Obligor, each insurer and each other payor with respect to the Venture Loans, any other Purchased Assets and any other Collateral, at the Borrower’s expense, of the security interests of the Agent for the benefit of the Secured Parties under this Agreement and may also direct that payments of all amounts due or that become due under any or all of the Venture Loans and the other Collateral be made directly to the Agent or its designee or to an account established, maintained or controlled by any such Person. At any time following the occurrence of a Servicer Termination Event or an Event of Default, the Agent may, or the Agent may direct the Borrower or the Servicer to, notify each Obligor, each insurer and each other payor with respect to the Venture Loans, the Purchased Assets and any other Collateral, at the initial Servicer’s expense, of the security interests of the Agent for the benefit of the Secured Parties under this Agreement direct that payments of all amounts due or that become due under any or all of the Venture Loans, any other Purchased Assets and the other Collateral be made to the Collection Account. The Borrower shall, and shall ensure that the Servicer shall, at the Agent’s or the Secured Party’s request, withhold the identity of the Secured Parties in any such notification.
          (b) If the Borrower fails to perform any of its obligations hereunder or under any other Transaction Document, the Agent or the Lender may (but shall not be required to) perform, or cause performance of, such obligations, and the Agent’s or the Lender’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Section 8.3. The Borrower irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent to file (i) financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the security interest of the Agent for the benefit of the Lender in the Venture Loans and other Collateral and (ii) a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Venture Loans and other Collateral as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the security interest of the Agent, for the benefit of the Lender, in the Venture Loans and the other Collateral. This appointment is coupled with an interest and is irrevocable. The Borrower hereby authorizes the Agent to file financing statements and other filing or recording documents thereto, with respect to the Venture Loans and other Collateral (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of the Borrower, in such form and in such offices as the Agent determines appropriate to perfect or maintain the perfection of the security interest of the Agent hereunder. The Borrower acknowledges and agrees that, other than with respect to the filing of financing statements (naming the Seller as the debtor and the Borrower as the secured party) in accordance with the Purchase Agreement, it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Venture Loans or other Collateral (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Agent, consenting to the form and substance of such filing or recording document. The Borrower approves, authorizes and ratifies any filings or recordings made by or on behalf of the Agent in connection with the perfection of the security interests in favor of the Borrower or the Agent.
     Section 12.4 Confidentiality.
          (a) Each of the Agent, the Lender, the Paying Agent, the Custodian and the Borrower shall maintain (and the Borrower shall cause each of the Seller and the Servicer and each of its respective employees, managers, directors, agents, accountants, advisors, legal counsel and officers to maintain) the confidentiality of this Agreement and the other confidential or proprietary information with respect to such parties and their respective businesses obtained by them in connection with the structuring, negotiating and execution of the transactions contemplated herein (it being understood that the Borrower at its expense shall inform, and shall cause the Seller and the Servicer to inform, the Persons to whom such disclosure is made of the confidential nature of such information and shall instruct such Persons to keep such information confidential). Anything herein to the contrary notwithstanding, (i) the Borrower, the Seller, the Servicer, the Lender, the Agent, each Indemnified Party, the Paying Agent, the Custodian and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing has been so authorized since the commencement of discussions regarding the transactions contemplated herein, (ii) the Borrower may (A) generally disclose the existence of the Agreement, the size of the Facility Limit, and the identity of the Lender and (B) disclose the Transaction Documents to existing and potential investors in the Borrower, the Seller or the Servicer, and (iii) each Person bound by provisions of this Section 12.4 may make disclosure that is otherwise prohibited by this Section 12.4 if such disclosure is required by legal proceedings provided that such Person shall provide prompt written notice to the Parties hereto so that they may seek a protective order or other appropriate remedy.
          (b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information by the Agent or the Lender, the Servicer or Back-up Servicer, the Custodian, or the Paying Agent with respect to it, any of the Collateral, the Servicer, and the Seller (i) to any other lender, assignee or participant or potential lender, assignee or participant and to each other, and (ii) to the extent reasonably necessary to perform the transactions contemplated herein and provided any such disclosure includes informing such parties of the highly confidential nature of such information to any rating agency or provider of a surety, guaranty or credit or liquidity enhancement to the Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which WestLB acts as administrative agent and to any officers, directors, employees, managers, agents, outside accountants and attorneys of any of the foregoing. In addition, the Lender and the Agent, the Servicer, or the Back-up Servicer, the Paying Agent and any successor or assign of any of the foregoing (and each employee, representative, or other agent of any of the foregoing) may disclose any such confidential or proprietary information: (A) pursuant to any law, rule, regulation, direction, request or order of any stock exchange wherein the disclosing party’s capital stock is listed and traded or any judicial, administrative, tax, licensing, accounting or regulatory body or Governmental Authority or proceedings (whether or not having the force or effect of law), (B) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (C) to any actual or prospective counterparty (or its advisors) to any Interest Rate Hedge, swap or derivative transaction relating to the transactions contemplated by the Transaction Documents, (D) with the prior written consent of the party hereto to whom such information relates or (E) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 12.4 or (ii) becomes available from a source other than the Borrower.
          (c) With respect to this Loan, any potential lender or participant shall agree to be bound by the terms and conditions of this Section 12.4.
     Section 12.5 Limitation of Liability.
          (a) Except with respect to any claim arising out of the willful misconduct or gross negligence of the Agent or the Lender, no claim may be made by the Borrower or any other Person against the Agent or the Lender or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          (b) No recourse under or with respect to any obligation, covenant or agreement of the Lender or the Agent as contained in this Agreement, any other Transaction Document or any other agreement, instrument or document entered into by the Lender or the Agent pursuant hereto or thereto or in connection herewith or therewith shall be had against any administrator of the Lender or the Agent or any incorporator, affiliate, stockholder, officer, employee or director of the Lender or the Agent or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement, each other Transaction Document and all of the other agreements, instruments and documents entered into by the Lender or the Agent pursuant hereto or thereto or in connection herewith or therewith are, in each case, solely the corporate obligations of such party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Lender or the Agent or any incorporator, stockholder, affiliate, officer, employee or director of the Lender or the Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Lender or the Agent contained in this Agreement, any other Transaction Document or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Lender or the Agent and each incorporator, stockholder, affiliate, officer, employee or director of the Lender or the Agent or of any such administrator, or any of them, for breaches by the Lender or the Agent of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 12.5 shall survive the termination of this Agreement.
     Section 12.6 Choice of Law.
     THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS

OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE AGENT FOR THE BENEFIT OF THE LENDER IN THE COLLATERAL, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     Section 12.7 Consent to Jurisdiction.
     EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH SUCH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR THE LENDER OR ANY AFFILIATE OF THE AGENT OR THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OR, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY THE BORROWER PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     Section 12.8 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, ANY DOCUMENT EXECUTED BY THE BORROWER PURSUANT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     Section 12.9 Collateral Matters; Interest Rate Hedge Agreements.
     The benefit of the provisions of this Agreement relating to Collateral securing the Obligations hereunder shall also extend to and be available to the Agent when acting in the capacity of Hedge Counterparty under any Interest Rate Hedge with the Borrower under any Interest Rate Hedge agreement. The Borrower hereby agrees to amend any Transaction Document or enter into any Interest Rate Hedge agreement and related credit support documentation required by the Agent to secure Borrower’s obligations under such Interest Rate Hedge as Agent shall reasonably request.
     Section 12.10 Integration; Binding Effect; Survival of Terms.

          (a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Borrower pursuant to Article III and Article IV and (ii) the indemnification and payment provisions of Article VIII and the provisions of Sections 12.4 and 12.5, shall be continuing and shall survive any termination of this Agreement.
     Section 12.11 Assignability; Participations.
          (a) The Lender may not transfer or assign, in whole or in part, its right, interests and obligations, including its security interest, in all or any part of the Collateral and its rights in this Agreement and the other Transaction Documents without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, and any such transferee or assignee thereof may enforce this Agreement and any such Transaction Document, and such security interest, directly against the Borrower. In addition, no assignment may be made to any Person if at the time of such assignment, the Borrower would be obligated to pay any greater amount under Section 2.1(f) to the assignee than the Borrower is then obligated to pay to the assigning Lender under such Section (and if any assignment is made in violation of the foregoing, the Borrower will not be required to pay such greater amounts). The Borrower and the Custodian may not assign any of their respective rights, interests or obligations hereunder or under any of the other Transaction Documents without the Agent’s and the Lender’s prior written consent, which may be given or withheld in the Agent’s and the Lender’s sole discretion.
          (b) The Lender may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of the Lender and (ii) may exercise any and all rights of setoff or banker’s lien with respect thereto, in each case as fully as though the Borrower were directly indebted to the holder of such participation in the amount of such participation; provided, that on the date of the participation and at any time after such date, no participant shall be entitled to any greater compensation pursuant to Section 2.1(f) than would have been paid to the participating Lender on such date if no participation had been sold and that each participant complies with Section 2.1(g), (h), or (i), as applicable, as if it were an assignee; and provided further, that the Borrower shall not be required to send or deliver to any of the participants other than the Lender any of the materials or notices required to be sent or delivered by it to the Lender under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of the Agent and the Lender.
          (c) Notwithstanding any other provision contained in this Agreement or any other Transaction Document to the contrary, the Lender may assign all or any portion of the Aggregate Loan Balance held by it to any Federal Reserve Bank or the United States Treasury as

collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided, however, that any payment in respect of such assigned Aggregate Loan Balance made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Aggregate Loan Balance to the extent of such payment. No such assignment shall release the Lender from its obligation hereunder and in no event shall such Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     Section 12.12 Counterparts; Severability; Section References.
     This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic mail (or attachment thereto) shall be effective as delivery of a manually executed counterpart of a signature page to this Agreement. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.
     Section 12.13 Computation of Time Periods, Etc.
     Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Any approval or consent of the Agent or the Lender required hereunder shall be given or withheld by the Agent or the Lender in its sole discretion, unless otherwise specifically required pursuant to the terms of this Agreement.
(signature page follows)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

WESTLB AG, NEW YORK BRANCH, as the Lender

By:
Name:
Title:

By:

Name:
Title:
Address:	1211 Avenue of the Americas
New York, New York 10036
Fax:	(212) 789-0035

Attention:	Jon Hellbusch
Telephone:	(212) 789-0035
For all notices send copies to:
CRM/Monitoring Group
Telecopier No.: (212) 852-6228
Email: NYC_ABS_Surveillance@westlb.com

WESTLB AG, NEW YORK BRANCH, as the Agent

By:
Name:
Title:

By:
Title:
Address:	1211 Avenue of the Americas
New York, New York 10036
Fax:	(212) 597-1423
Attention:	Asset Securitization Group
Telephone:	(212) 852-6000

U.S. Bank National Association, as the Custodian

By:
Name:
Title:
Address:	1133 Rankin Street
St. Paul, Minnesota 55116
Attention:	Receiving Group — Horizon Credit I LLC
Fax:	(651) 695-6102
Telephone:	(651) 695-5867

For all notices send copies to:

U.S. Bank National Association
209 S. LaSalle Street, Ste. 300,
Chicago, Illinois, 60604
Attn: Structured Finance, Horizon Credit I LLC
Fax: (312) 325-8905
Tel.: (312) 325-8904

U.S. Bank National Association, as the Paying Agent

By:
Name:
Title:

Address:	209 S. LaSalle Street, Ste. 300,
Chicago, Illinois, 60604
Attention:	Structured Finance, Horizon Credit I LLC
Fax:	(312) 325-8905
Telephone:	(312) 325-8904

HORIZON CREDIT I LLC, as the Borrower By: COMPASS HORIZON PARTNERS, LP, its Manager By: Navco Management Ltd., its General Partner

By:
Name:	Cora Lee Starzomski
Title:	Director/Treasurer

Address:	76 Batterson Park Road
Farmington, CT 06032
Attention:	Robert D. Pomeroy, Jr.
Fax:	(860) 676-8655
Telephone:	(860) 676-8656
Email:	rob@horizontechfinance.com

EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II	Places of Business of the Borrower; Locations of Records; Federal Employer Identification Number(s) and state organizational identification number

Exhibit III	Form of Compliance Certificate

Exhibit IV	Form of Loan Portfolio Report

Exhibit V	Form of Advance Request

Exhibit VI	Form of Prepayment Request

Exhibit VII	Warrant Valuation Policy

Exhibit VIII	Form of Weekly Distribution Request

Schedule A-1	Documents to be Delivered to the Agent On or Prior to the Closing Date (or, as noted, On or Prior to the Initial Funding Date)

Schedule A-2	Documents to be Delivered to the Agent On or Before the Related Subsequent Transfer Date

Schedule B	Venture Loan Schedule

Schedule C	Venture Loan Representations and Warranties

Schedule D	Concentration Limits and Level I, II, III, and IV Loss Triggers

Schedule E	Tillinghast Towers — Perrin Procedures for the Portfolio Performance Test

I - 1

EXHIBIT I

DEFINITIONS
          As used in this Agreement, the following terms shall have the meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) as defined below. Capitalized terms used and not otherwise defined herein have the meanings specified in the Servicing Agreement or the Purchase Agreement, as applicable. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
          “Administrative Fee” means an amount equal to the sum of the annual Back-up Servicer Fee and the annual Custodian Fee, and Paying Agent Fee.
          “Advance” has the meaning set forth in Section 1.1.
          “Advance Account” means the account specified below to which Advances shall be credited by the Lender for the benefit of the Borrower:

Name of Bank:	Bank of America, N.A.
Bank Address:	300 West 33rd Street
New York, NY 10001
ABA Routing Number:	026009593
Account Number:	385003265606
Name on Account:	Compass Horizon Funding Company LLC
          “Advance Date” means the date specified by the Borrower in an Advance Request and approved by the Agent in accordance with this Agreement as the date of the funding of the proposed related Advance; provided, that, notwithstanding anything herein to the contrary, no more than one Advance shall be made during any one calendar week period.
          “Advance Rate Reduction” means any reduction of the Facility Advance Rate by means of a Type I Advance Rate Reduction, Type II Advance Rate Reduction, or Type III Advance Rate Reduction.
          “Advance Request” means a request by the Borrower for an Advance in the form of Exhibit V.
          “Adverse Claim” means a lien, security interest, financing statement, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person other than Permitted Liens.
          “Affected Party” has the meaning set forth in Section 8.2.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
          “Agent” has the meaning set forth in the preamble to this Agreement.
          “Aggregate Loan Balance” means the aggregate outstanding principal amount of the Advances made by the Lender as of any day of calculation (including without limitation all increases to the principal amount of the Loan outstanding on such date as a result of, and to the extent of all out-of-pocket advances, charges, fees, disbursements, costs and expenses incurred or paid by the Agent or Lender pursuant to Section 7.4 on or prior to such date, to the extent such amounts have not been reimbursed to the Agent or the Lender), which amount shall not exceed the Facility Limit or the Borrowing Base immediately following a Funding Date.
          “Agreement” means this Credit and Security Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Amortization Commencement Date” means the earlier to occur of (i) the Commitment Expiration Date, (ii) the date upon which the Loan has been terminated by the Borrower, with ten (10) days’ prior written notice to the Lender, or (iii) the occurrence of an Early Amortization Event.
          “Annual Portfolio Performance Test” has the meaning specified in Section 5.1(a)(v).
          “AUP Letter” means that certain letter of understanding, entered into within 90 days of the Closing Date or such later date as specified by the Agent, among the Servicer, the Agent and an independent public accounting firm, setting forth certain agreed-upon procedures to be followed by such firm with respect to its comparison of certain calculations relating to the Servicer, the Borrower and the Seller, as set forth in Section 3.09 of the Servicing Agreement.
          “Authorized Officer” means, with respect to any Person, its manager, president, chief executive officer, chairman, vice chairman, corporate controller, treasurer or chief financial officer.
          “Available Commitment” means, on any date of determination, the Facility Limit minus the Aggregate Loan Balance.
          “Available Funds” means, with respect to any Monthly Remittance Date (or Prepayment Date with respect to any prepayment in accordance with Section 2.2), an amount equal to the aggregate of the following previously undistributed amounts (without duplication) with respect to the Collateral on deposit in the Collection Account as of the end of the immediately preceding Collection Period, excluding Excluded Amounts:

          (a) all collections on the Venture Loans, including Scheduled Payments, Principal Prepayments, late payment fees and Prepayment Charges, extension fees, curtailment payments, Warrant Proceeds, all fees payable by Obligors on or before the related Monthly Remittance Date, to the extent such amounts are on deposit in the Collection Account on the related Monthly Remittance Date,
          (b) all other amounts remitted by the Servicer, the Custodian, any Obligor, or any other Person making a payment on or with respect to an Eligible Venture Loan, or with respect to any Collateral, pursuant to the Servicing Agreement, the Lockbox Agreement or any other Transaction Document, to the extent such amounts are on deposit in the Collection Account on the related Monthly Remittance Date,
          (c) all amounts on deposit in the Collection Account on the related Monthly Remittance Date, as the case may be, pursuant to Section 2.6(b) of this Agreement, the Lockbox Agreement and Section 2.8 of this Agreement and all amounts (representing investment earnings on amounts on deposit in the Collection Account) credited to the Collection Account pursuant to Section 2.6 of this Agreement to the extent such amounts are on deposit in the Collection Account on such Monthly Remittance Date, and
          (d) all amounts reimbursed by the Servicer with respect to such Monthly Remittance Date in connection with losses on certain Eligible Investments in the Collection Account, as set forth in Section 2.6 of this Agreement, to the extent such amounts are on deposit in the Collection Account on such Monthly Remittance Date.
          “Back-up Servicer” means Lyon Financial Services Inc. (doing business as U.S. Bank Portfolio Services), acting in its capacity as Back-up Servicer or as successor Servicer, or any other entity appointed as Back-up Servicer in accordance with the Transaction Documents.
          “Back-up Servicer Fee” means, on any Monthly Remittance Date, the amounts due to the Back-up Servicer in its capacity as Back-up Servicer or as successor Servicer, as applicable, as set out in the Engagement Letter.
          “Back-up Servicer Trigger Events” means the occurrence of any of the following events:
               (i) The Benign Restructured and Delinquent Venture Loan Ratio exceeds eight percent 8.00% for any Collection Period or eight percent 8.00% if calculated on a rolling average basis for the last three (3) Collection Periods;
               (ii) The Newly Benign Restructured and Delinquent Venture Loan Ratio exceeds six percent 6.00% for any Collection Period, or four percent 4.00% if calculated on a rolling average basis for the last three (3) Collection Periods;
               (iii) The Cumulative Gross Loss Percentage for any Origination Group exceeds the applicable Level I Loss Trigger for such Origination Group as stated within Table II Schedule D;
               (iv) The Cumulative Net Loss Percentage for any Origination Group

exceeds the applicable Level I Loss Trigger for such Origination Group as stated within Table III of Schedule D; or
               (v) An Early Amortization Event has occurred and is continuing.
          “Base Rate” means, with respect to a Collection Period, the annualized percentage equivalent of a fraction, (x) the numerator of which is the sum of the following amounts due and payable with respect to such period: (i) Interest accrued on the Aggregate Loan Balance, (ii) the Non-Use Fee, (iii) the Servicing Fee, and (iv) the Administrative Fee, and (y) the denominator of which is the average Net Portfolio Balance for such Collection Period; provided, however, that for purposes of this calculation, Interest shall be capped at the fixed rate payable to the Hedge Counterparty for that portion of the Eligible Venture Loans which are then hedged under the Facility.
          “Benign Restructured Venture Loan” means either a (i) Ordinary Venture Loan, or (ii) the underlying loan with respect to such Venture Loan that is a PIFL, which, in either case has been modified to allow “interest only” payments for a period of no longer than six (6) months from the date of such modification; provided, however, that such modification may occur only once during the term of such Benign Restructured Venture Loan.
          “Benign Restructured and Delinquent Venture Loan Ratio” means the outstanding principal balance of Venture Loans that are Benign Restructured Venture Loans and Delinquent Venture Loans, as a percentage of the outstanding principal balance of all Venture Loans owned by the Borrower at the end of the Collection Period.
          “Borrower” has the meaning set forth in the preamble to this Agreement.
          “Borrowing Base” means, as of any date of calculation, the sum of (i) the product of (x) the Net Portfolio Balance as of such date and (y) the Facility Advance Rate as of such date and (ii) all amounts on deposit in the Collection Account in excess of the amount the Borrower is required to pay under Section 2.3, clauses first through seventh, on the next succeeding Monthly Remittance Date.
          “Borrowing Base Deficit” means the positive excess (if any) of the Aggregate Loan Balance over the Borrowing Base.
          “Breakage Costs” means an amount equal to all reasonable out-of-pocket costs, fees, losses, payments and expenses incurred (as determined by the Agent in its discretion) by the Lender and the Agent in connection with the Borrower’s failure to borrow an Advance after the Borrower has submitted an Advance Request in connection with such borrowing, including without limitation any reasonable out-of-pocket cost, fee, loss, payment or expense arising from or relating to (A) interest or fees payable by the Lender or the Agent to lenders of funds obtained by such Person in order to maintain the Aggregate Loan Balance hereunder, (B) re-employment of funds obtained by the Lender and the Agent and (C) fees payable to terminate the arrangements through which such funds were obtained, which determination shall be conclusive and binding on the Borrower absent manifest error.

          “Business Day” means any day on which banks are not authorized or required to close in New York, New York, or the State of Connecticut, Minnesota, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.
          “Calculation Date” means, as of any date of determination, the last day of each monthly reporting period utilized by the Servicer in providing the most recently distributed Monthly Report, or such other date as shall be mutually agreed to by the Servicer and the Agent.
          “Change of Control” means, with respect to any Person, the earliest to occur of the following:
               (i) A merger, consolidation, share exchange, acquisition or other transaction or business combination or series of related transactions or business combinations involving the related Person, or a sale of voting control of the related Person, in each such instance as a result of which the holders or beneficial owners of the related Person immediately prior to such transaction or series of related transactions, or any Person owned, directly or indirectly, by the holders or beneficial owners of the related Person in substantially the same proportions as their ownership of the related Person immediately prior to such transaction or series of related transactions, do not own, hold or control a majority of the ownership interest, shares or voting power (or similar indicia of ownership and control) to elect the directors or managers of the surviving Person after such transaction;
               (ii) The holders or beneficial owners of the related Person approve (i) a plan of liquidation, bankruptcy, conservatorship or substantially similar plan of or with respect to the related Person or (ii) an agreement for the sale, conveyance or disposition by the related Person of all or substantially all of the related Person’s assets;
               (iii) The effectuation by the board of directors or senior managers of the related Person or the holders or beneficial owners of the related Person of a transaction or series of related transactions in which beneficial ownership of more than fifty percent (50%) of the voting power (or similar indicia of ownership and control) to elect the directors or managers of the related Person is disposed of; and
               (iv) The acquisition by any third party, who is not (i) a holder of any ownership interest, shares or voting power (or similar indicia of ownership and control) of the related Person on the Closing Date or (ii) an Affiliate on the Closing Date of such a holder, in a transaction or series of transactions, of beneficial ownership of more than fifty percent (50%) of the voting power (or similar indicia of ownership and control) to elect the directors or managers of the related Person.
          “Closing Date” means March 4, 2008.
          “Collateral” has the meaning set forth in Section 10.1.
          “Collection Account” has the meaning set forth in Section 2.6(a).

          “Collection Period” means, for any Monthly Remittance Date, the calendar month prior to the month in which such Monthly Remittance Date occurs (or, with respect to the first Collection Period, the period commencing on the first Business day following the Closing Date and ending on the last date of the calendar month when the Closing Date occurs).
          “Collection Policy” means the Servicer’s collection policies and practices relating to the documents required to be included in the Loan Files for the Venture Loans and Warrants existing on the Closing Date and the Initial Funding Date, as attached to the Servicing Agreement as Exhibit B and delivered to the Agent by the Servicer on or prior to the Closing Date, as modified from time to time in accordance with this Agreement and the other Transaction Documents; provided, that if a Back-up Servicer has become the Servicer pursuant to the Servicing Agreement, then “Collection Policy” means the Back-up Servicer’s collection policies and practices relating to documents required to be included in the related Loan Files generally and existing on the date the Back-up Servicer becomes the Servicer hereunder in accordance with this Agreement and the other Transaction Documents.
          “Commitment Expiration Date” means the date which is three (3) years from the Closing Date, which date may be extended pursuant to Section 11.2 by the Borrower, at any time after the first anniversary of the Closing Date, with the Lender’s written consent, which consent shall be given or withheld at the Lender’s sole discretion.
          “Concentration Limits” means the concentration limits with respect to the Venture Loans of a particular category specified on Table I of Schedule D hereto for each such category.
          “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
          “Cumulative Gross Loss Ratio” means with respect to any Origination Group, on any date of determination, the percentage equal to the ratio of (a) the aggregate Gross Losses on all such Defaulted Venture Loans within such Origination Group over (b) the aggregate principal balance of all such Venture Loans (calculated at the maximum outstanding principal balance for each Venture Loan since its date of origination) within such Origination Group.
          “Cumulative Net Loss Ratio” means with respect to any Origination Group, on any date of determination, the percentage equal to the ratio of (a) the aggregate Net Losses realized on all such Defaulted Venture Loans within such Origination Group over (b) the aggregate principal balance of all Venture Loans (calculated at the maximum outstanding principal balance for each such Venture Loan since its date of origination) within such Origination Group.

          “Custodial Agreement” means that certain Custodial Agreement, dated as of the Closing Date, among the Servicer, the Borrower, the Agent, and the Custodian, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Custodian” means U.S. Bank National Association or any substitute Custodian appointed by the Agent pursuant to the Custodial Agreement.
          “Custodian Fee” means with respect to any Monthly Remittance Date, the amounts due to the Custodian as set out in the Engagement Letter.
          “Defaulted Ordinary Venture Loan” means in respect of a Venture Loan that is an Ordinary Venture Loan (i) as to which the related Obligor has suffered an Event of Bankruptcy, (ii) as to which all or a portion of the Venture Loan Principal Balance related thereto has been or should have been, consistent with the Collection Policy, written off of the Servicer’s or the Borrower’s books as uncollectible, (iii) as to which any payment, or part thereof, remains unpaid for one hundred twenty (120) days or more from the original Due Date for such payment or any extended Due Date in accordance with the Collection Policy or (iv) as to which the Servicer has, by written notice to the related Obligor, accelerated the maturity of such Venture Loan, consistent with the Collection Policy.
          “Defaulted PIFL” means (i) in respect of a Venture Loan that is a PIFL a failure by the Servicer to make any payments due to the Seller under the PIFL Agreement, or (ii) in respect of the underlying loan to a Venture Loan that is a PIFL as to which (A) the related Obligor has suffered an Event of Bankruptcy, (B) all or a portion of the Venture Loan Principal Balance related thereto has been or should have been, consistent with the Collection Policy, written off of the Servicer’s or the Borrower’s books as uncollectible, (C) any payment, or part thereof, remains unpaid for one hundred twenty (120) days or more from the original Due Date for such payment or any extended Due Date in accordance with the Collection Policy or (iv) as to which the Servicer has, by written notice to the related Obligor, accelerated the maturity of such Venture Loan, consistent with the Collection Policy.
          “Defaulted Venture Loan” means (i) a Defaulted Ordinary Venture Loan, or (ii) a Defaulted PIFL.
          “Defective Ordinary Venture Loan” means a Venture Loan that is an Ordinary Venture Loan, as to which (i) a Deficiency exists or (ii) there is a breach of the representations and warranties (A) of the Seller as set forth in Section 4.2(a) of the Purchase Agreement, or (B) of the Borrower as set forth in Section 6.3(a) of this Agreement.
          “Defective PIFL” means a Venture Loan that is a PIFL, as to which (i) a Deficiency exists, (ii) the underlying loan with respect to such PIFL does not satisfy the statements set forth in Schedule C of this Agreement, or (iii) such PIFL does not satisfy the statements set forth in Schedule C of this Agreement.
          “Defective Venture Loan” means (i) a Defective Ordinary Venture Loan, or (ii) a Defective PIFL.
          “Deficiency” has the meaning as set forth in the Custodial Agreement.

          “Deleted Venture Loan” means (i) a Defective Venture Loan which pursuant to the Purchase Agreement has been repurchased by the Seller, from the Borrower or replaced by the Seller with a Substitute Venture Loan or (ii) a Delinquent Venture Loan or a Defaulted Venture Loan which has been purchased by the Servicer pursuant to Section 3.05 of the Servicing Agreement.
          “Delinquent Ordinary Venture Loan” means any Venture Loan that is an Ordinary Venture Loan, as to which any payment or part thereof remains unpaid for sixty (60) days or more from the original Due Date for such payment or any extended Due Date in accordance with the Collection Policy but which has not yet been, and which should not have yet been, consistent with the Collection Policy, written off of the Servicer’s or the Borrower’s books as uncollectible.
          “Delinquent PIFL” means a Venture Loan that is a PIFL, as to which any payment or part thereof in respect of the underlying loan, remains unpaid for sixty (60) days or more from the original Due Date for such payment or any extended Due Date in accordance with the Collection Policy but which has not yet been, and which should not have yet been, consistent with the Collection Policy, written off of the Servicer’s or the Borrower’s books as uncollectible.
          “Delinquent Venture Loan” means (i) a Delinquent Ordinary Venture Loan, (ii) a Delinquent PIFL, or (iii) a Defaulted PIFL.
          “Due Date” means, as to any Venture Loan, the date in each month on which the related scheduled payment of principal and interest thereon is due, as set forth in the related Venture Note, exclusive of any days of grace.
          “Early Amortization Event” means the occurrence of any of the following events which have not been remedied to the satisfaction of the Agent:
               (1) The Benign Restructured and Delinquent Venture Debt Ratio exceeds ten percent (10%) for any Collection Period, or nine percent (9%) if calculated on a rolling average basis for the last three Collection Periods;
               (2) The Newly Benign Restructured and Delinquent Venture Debt Ratio exceeds seven percent (7%) for any Collection Period, or five percent (5%) if calculated on a rolling average basis for the last three Collection Periods;
               (3) The Cumulative Gross Loss Ratio for any Origination Group exceeds the applicable Level II Loss Trigger for such Origination Group as stated within Table 1 of Schedule D, unless the Borrower complies with the Type III Advance Rate Reduction, if required, within 30 days of any Level II Loss Trigger;
               (4) The Cumulative Net Loss Ratio for any Origination Group exceeds the applicable Level II Loss Trigger for such Origination Group as stated within Table 2 of Schedule D, unless the Borrower complies with the Type III Advance Rate Reduction, if required, within 30 days of any Level II Loss Trigger;

               (5) The Cumulative Gross Loss Ratio for any Origination Group exceeds any Level IV Loss Trigger for such Origination Group as stated within Table 1 of Schedule D;
               (6) The Cumulative Net Loss Ratio for any Origination Group exceeds any Level IV Loss Trigger stated within Table 2 of Schedule D;
               (7) On any date of determination, the Aggregate Loan Balance exceeds the Borrowing Base (with a two (2) Business Day cure period);
               (8) As of the end of any Collection Period, the 3-month rolling average of the Net Excess Spread is less than zero percent (0%);
               (9) the occurrence of a default by the Seller or Servicer which leads to the acceleration of debt of the Seller or Servicer in the aggregate principal amount of $1,000,000 or more;
               (10) A “Change of Control” shall occur with respect to the Borrower or the initial Servicer;
               (11) The occurrence of a Servicer Termination Event;
               (12) The occurrence of an Event of Default; or
               (13) the Seller fails to maintain a minimum tangible net worth (calculated in accordance with GAAP) of (A) at least Thirty Five Million U.S. Dollars ($35,000,000) on the Closing Date, (B) Thirty Five Million U.S. Dollars ($35,000,000) plus a retention rate of 50% of Seller’s cumulative positive net income (calculated in accordance with GAAP) for the fiscal year 2008 as of December 31, 2008; (C) the result of subsection (B) plus a retention rate of 50% of Seller’s cumulative positive net income (calculated in accordance with GAAP) for the fiscal year 2009 as of December 31, 2009; or (D) the result of subsection (C) plus a retention rate of 50% of the Seller’s cumulative positive net income (calculated in accordance with GAAP) for the fiscal year 2010 on and after December 31, 2010; provided, however, that if the Revolving Period has ended and less than 50% of the Borrowing Base has been drawn under the Loan, then the current year’s cumulative net income (calculated in accordance with GAAP) will be subject to a zero percent (0%) retention rate, subject to the floor level of the prior fiscal year; provided, further, however, that no Early Amortization Event shall be declared hereunder if the violation of any applicable threshold is cured within 180 days of the relevant measuring date.
          “Eligible Collateral” means all Eligible Venture Loans and the Warrants related thereto.
          “Eligible Hedge Counterparty” means either (i) WestLB or (ii) a financial institution rated at least “A” by S&P and “A2” by Moody’s.
          “Eligible Investments” means, with respect to all funds held in the Collection Account, cash or any one or more of the following obligations or securities: (i) marketable direct obligations of the United States of America; (ii) domestic and eurodollar certificates of deposit, time deposits and bankers’ acceptances (which shall each have a maturity of not more than ninety (90) days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than three hundred sixty five (365) days or a remaining maturity of more than thirty (30) days) issued by any commercial bank organized under the laws of the United States of America or any state thereof (including the Agent or the Lender acting in its commercial banking capacity) and subject to supervision and examination by federal and/or state banking authorities, or any foreign bank, which is rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (iii) commercial paper of the United States of America and foreign banks which are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; (iv) money market mutual funds registered under the Investment Company Act of 1940, as amended, having a rating, at the time of such investment, of A-1 (or better) by S&P, or P-1 (or better) by Moody’s, including those offered or managed by the Paying Agent or any of its Affiliates; and (v) such other liquid investments as agreed to by the Servicer and the Agent in writing, in each case, with a maturity date no later than the next succeeding Monthly Remittance Date. Any Eligible Investment may be held by or through the Paying Agent or its Affiliates.
          “Eligible Venture Loan” means (i) with respect to a Venture Loan that is an Ordinary Venture Loan (A) where no payment obligation remains unpaid for ninety (90) or more days from the Due Date, (B) it is not a Defaulted Venture Loan, and (C) satisfies the statements with respect thereto set forth in Schedule C herein, and
          (ii) with respect to a Venture Loan that is a PIFL, (A) where no payment obligation in respect of the underlying loan to which the Venture Loan that is a PIFL relates remains unpaid for ninety (90) or more days from the Due Date, (B) it is not a Defaulted PIFL, (C) where the underlying loan with respect to such Venture Loan that is a PIFL satisfies the statements set forth in Schedule C herein, and (D) such Venture Loan that is a PIFL satisfies the statements set forth in Schedule C herein.
          “Engagement Letter” means that certain engagement letter from U.S. Bank, National Association, to the Parent, dated February 19, 2008, regarding the Back-up Servicer, Custodian, Paying Agent, and Lockbox Bank appointment and amounts due thereunder for providing each such service.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
          “Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if:
          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
          (b) such Person shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if such Person is a corporation, limited liability company or similar entity, then if its board of directors or managers or Persons with similar authority shall vote to implement or consent to the implementation of any of the foregoing.
          “Event of Default” has the meaning set forth in Article VII.
          “Excess Concentration Amount” means, without duplication, as of any date of calculation, the aggregate amount by which the Venture Loan Principal Balance of all Eligible Venture Loans owned by the Borrower (net of any Excluded Amounts) included in one or more defined Venture Loan categories in Schedule D hereto exceeds the Concentration Limits established under this Agreement with respect to each category of Eligible Venture Loan.
          “Excluded Amounts” means (i) with respect to any Venture Loan, amounts payable by the Obligor under such Venture Loan in respect of (A) any reimbursements for deal expenses incurred prior to, or not later than 30 days following the closing of any Venture Loan (including without limitation, due diligence fees and legal fees), (B) any taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties or additions thereto) that are imposed by any government or other taxing authority, and (C) insurance premiums payable to an insurance provider that is not the Parent or an Affiliate thereof, (ii) with respect to any Permitted Participation Arrangement, amounts payable in respect of the related Participation Interest, and (iii) any other Non-WestLB Assets, as defined in the Servicing Agreement.
          “Extraordinary Expenses” has the meaning set forth in Section 2.3 of this Agreement.
          “Facility Advance Rate” means, as of any date of calculation, the difference between (i) 75% and the sum of (a) the Type I Advance Rate Reduction Percentage, if any, and (b) the Type II Advance Rate Reduction Percentage (if any), and (c) the Type III Advance Rate Reduction Percentage, if any.
          “Facility Fees” means the fees set out in the Fee Letter.
          “Facility Limit” means One Hundred Fifty Million Dollars ($150,000,000).

          “Facility Rating Model” means the quantitative model utilized by Tillinghast Towers-Perrin, the Servicer and Agent to evaluate the likelihood of repayment of all fees, interest and principal due to the Lender hereunder based upon (i) the terms of the Loan, (ii) the composition of the Collateral currently owned by the Borrower, and (iii) the current and expected future performance of the Venture Loans and Warrants currently owned by the Borrower, as predicted by the PSCG Market Value Model.
          “Facility Rating Model Update” means the update on the anniversary of the Closing Date each year and immediately following any Loss Trigger Event, of the key assumptions contained in Section 5.1(r).
          “Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
          “Fee Letter” means that certain letter agreement dated as of the Closing Date between the Seller and the Agent, as it may be amended or modified in accordance with its terms, including the Upfront Fee and Non-Use Fee.
          “Final Payout Date” means the date on which all Obligations (other than contingent obligations which survive the termination of this Agreement) have been irrevocably paid in full, which date shall in all instances be on or before the fourth (4th) anniversary of the Amortization Commencement Date.
          “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination in each case consistently applied.
          “Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Loss or Losses” means for any Defaulted Venture Loan the gross loss on such Defaulted Venture Loan calculated as the Venture Loan Principal Balance of such Venture Loan on the date such Venture Loan was first classified as a Defaulted Venture Loan.
          “Hedge Counterparty” means an Eligible Hedge Counterparty that has entered a valid, binding an enforceable Interest Rate Hedge with the Borrower.
          “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, including without limitation principal, interest, fees and other charges, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) capitalized lease obligations, (vi) net liabilities under interest rate swap, exchange or cap agreements, (vii) Contingent Obligations and (viii) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.
          “Indemnified Amounts” has the meaning set forth in Section 8.1.
          “Indemnified Party” has the meaning set forth in Section 8.1.
          “Independent Manager” means a manager of the Borrower who is not at the time of initial appointment, or at any time while serving as a manager of the Borrower, and has not been at any time during the preceding five (5) years: (a) a manager (with the exception of serving as the Independent Manager of the Borrower), officer, employee, partner, member, attorney or counsel of the Borrower, the Seller, the Servicer or any Affiliate of any of them (unless such manager is a manager provided by a nationally recognized company that provides professional independent managers and which also provides other corporate services in the ordinary course of business, in which case such manager may receive reasonable fees for servicing as manager of the Borrower); (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Borrower, the Seller, the Servicer or any Affiliate of any of them; (c) a Person controlling or under common control with any such officer, employee, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such officer, employee, member, creditor, customer, supplier or other person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Initial Advance” has the meaning set forth in Section 1.1
          “Initial Funding Date” means the date set forth as the “Advance Date” in the initial Advance Request delivered hereunder, which date shall be mutually agreed upon by the Borrower and the Agent.
          “Initial Eligible Venture Loan” means a venture loan that is an Eligible Venture Loan as of the Initial Funding Date and that is transferred and assigned to the Purchaser pursuant to Section 2.1 of the Purchase Agreement on the Closing Date, as identified in the Venture Loan Schedule attached hereto as Schedule B and in the Initial Venture Loan Schedule attached as Schedule 1 to the Purchase Agreement.
          “Insurance Policy” means, with respect to any Venture Loan, Obligor, Warrant or Person, (i) any standard fire, special perils or traditional perils insurance policy providing standard coverage against loss or damage (including without limitation, coverage against loss or damage sustained by reason of fire, terrorism or smoke), (ii) any business interruption insurance policy, comprehensive general liability insurance policy, builders’ risk insurance policy and workers’ compensation insurance policy, (iii) any blanket policy insuring against fire and hazards of extended coverage on all of the Venture Loans, (iv) any insurance policy as required to be maintained pursuant to Section 4.09 of the Servicing Agreement and Section 10 of the Custodial Agreement.

          “Insurance Proceeds” means amounts paid by the related insurer under any Insurance Policy covering any Venture Loan or Warrant, other than amounts required to be paid over to the related Obligor pursuant to law or the related Venture Note or to reimburse insured expenses, including the Servicer’s costs and expenses incurred in connection with presenting claims under the related Insurance Policies.
          “Interest” means for each Collection Period, an amount equal to the product of 1/360th of the related Interest Rate multiplied by the Aggregate Loan Balance for each day elapsed during such Collection Period, annualized on a 360 day basis.
          “Interest Rate” means, as of any date of calculation, per annum rate of interest equal to the sum of (i) the weighted average daily LIBO Rate for any calendar month date plus (ii) the Margin, as calculated by the Agent in accordance with Section 1.2; provided, however, that following the occurrence and during the continuation of an Event of Default, the Interest Rate shall be equal to the LIBO Rate plus 4.50% per annum.
          “Interest Rate Hedge” means an interest rate swap agreement between the Borrower and the Hedge Counterparty, whereby the Borrower will pay a fixed rate, on a monthly basis, to the Hedge Counterparty in return for the Interest Rate.
          “Lender” has the meaning set forth in the preamble to this Agreement.
          “Level I Loss Trigger Event” has the meaning set forth in Schedule D hereto.
          “Level II Loss Trigger Event” has the meaning set forth in Schedule D hereto.
          “Level III Loss Trigger Event” has the meaning set forth in Schedule D hereto.
          “Level IV Loss Trigger Event” has the meaning set forth in Schedule D hereto.
          “LIBO Rate” means the one-month London Interbank Offer Rate as appearing on Bloomberg Screen USLIB0001M (or any successor screen); provided, that if such rate is not available on such screen (or on any successor screen), then the Agent shall determine the LIBO Rate by obtaining a quotation therefor from each of three major banks in the London interbank market and averaging such quotations (rounding upward, if necessary, to the nearest 1/100 of 1%).
          “Loan” has the meaning set forth in the preamble hereto.
          “Loan Files” means the instruments and documents listed in Section 2.2(a) of the Purchase Agreement pertaining to a particular Venture Loan or Warrant, and any additional instruments or documents required to be delivered to the Custodian pursuant to this Agreement or any other Transaction Document.
          “Lockbox Account” means the account established and maintained by the Lockbox Bank, in trust for the Agent for the benefit of the Lender, pursuant to the Lockbox Agreement.

          “Lockbox Agreement” means that certain lockbox agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Agent and the Lockbox Bank, relating to the Lockbox Account.
          “Lockbox Bank” means the financial institution named as the “Lockbox Bank” in the Lockbox Agreement, and the successors and assigns of such financial institution.
          “Loss Trigger Event” means the occurrence of any Level I, Level II, Level III or Level IV Loss Trigger Event described in Schedule D.
          “Loss Trigger Event Test” has the meaning specified in Section 5.1(a)(v).
          “Margin” means 2.50%.
          “Margin Stock” has the meaning assigned thereto in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.
          “Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of the Borrower, the Seller or the Servicer, (ii) the ability of the Borrower, the Seller or the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s first priority perfected security interest, for the benefit of the Secured Parties, in the Venture Loans and Warrants generally or any other Collateral, (v) the collectibility of the Venture Loans and Warrants generally or of any material portion of the Venture Loans and Warrants, or (vi) the market value of the Venture Loans and Warrants taken as a whole.
          “Monthly Remittance Date” means the 15th day of each month, or if such day is not a Business Day, the next succeeding Business Day; provided, that the first Monthly Remittance Date shall not occur until April 15, 2008.
          “Monthly Report” has the meaning set forth in the Servicing Agreement.
          “Moody’s” means Moody’s Investors Service, Inc. or its successors in interest.
          “Net Excess Spread” means the difference between (a) the Portfolio Yield and (b) the Base Rate.
          “Net Excess Spread Test” means, at the end of each Collection Period, the Servicer shall calculate (i) the Net Excess Spread for such Collection Period and (ii) the 3-month rolling average of the Net Excess Spread. A breach of the Net Excess Spread Test is deemed to occur whenever the 3-month rolling average of the Net Excess Spread is less than 2.0% (as calculated at the end of any Collection Period).
          “Net Loss or Losses” means, for any Defaulted Venture Loan, the actual loss realized on such Venture Loan net of all recoveries actually received by the Servicer; provided, however, that the initial Net Loss calculation for any Defaulted Venture Loan shall be made by the Servicer no later than the Collection Period beginning nine (9) months from the Collection

Period during which such Venture Loan was first classified as a Defaulted Venture Loan; provided further, that if such Defaulted Venture Debt is reclassified as a rehabilitated Venture Debt, the “recovery” for such defaulted Venture Debt shall mean the difference between the Gross Loss for such defaulted Venture Debt and the outstanding principal amount of the Venture Loan on the date such defaulted Venture Loan is reclassified as a Rehabilitated Venture Loan.
          “Net Portfolio Balance” means, as of any date of calculation, the excess of the outstanding Venture Loan Principal Balances of all Eligible Venture Loans owned by the Borrower on such date, net of any Permitted Participation Arrangement amount, over the Excess Concentration Amount on such date.
          “Newly Benign and Delinquent Restructured Venture Loan Ratio” means the principal balance of Venture Loans at the end of the Collection Period which became Benign Restructured Venture Loans and/or Delinquent Venture Loans during such Collection Period, as a percentage of the outstanding principal balance of all Venture Loans owned by the Borrower at the beginning of the Collection Period.
          “Non-U.S. Participant” has the meaning set forth in Section 2.1(g).
          “Non-Use Fee” has the meaning set forth in the Fee Letter.
          “Obligations” means, at any time, all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender or the Agent arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Loan and each Advance, Indemnified Amounts and other amounts due or to become due by the Borrower to the Lender or the Agent under this Agreement and/or any other Transaction Document, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
          “Obligor” means the borrower under a Venture Note (including, without limitation, any guarantor with respect to obligations under Venture Note).
          “Operating Agreement” means the Operating Agreement of Horizon Credit I LLC, a Delaware limited liability company, dated as of the date of this Agreement.
          “Ordinary Venture Loan” means any senior or subordinated loan arising from the extension of credit to an Obligor by the Seller in the ordinary course of business that have been transferred and assigned to the Purchaser pursuant to the Purchase Agreement and each Subsequent Transfer Instrument together with the documents required to be included in the related Loan Files, and excluding Deleted Venture Loans. Any Venture Loan that was intended by the parties hereto to be transferred to the Purchaser as indicated by the Venture Loan Schedule which is in fact not so transferred for any reason including, without limitation, a breach of a representation or warranty with respect thereto, shall continue to be a Venture Loan hereunder until the Repurchase Price with respect thereto has been paid to the Purchaser. The Venture Loans included in the Purchased Assets at any time shall be identified on the Venture Loan Schedule; provided, that notwithstanding the failure to list a Venture Loan on the Venture

Loan Schedule such Venture Loan shall nonetheless be deemed a Venture Loan hereunder for any and all purposes.
          “Origination Group” means all Venture Loans sold to the Borrower by the Seller during successive 12-month periods, with the initial Origination Group commencing on the first day of the month during which the Closing Date occurs and ending on the last day of the month which is eleven (11) months subsequent to the month during which the Closing Date occurs; provided, however, that any Defaulted Venture Loans, Delinquent Venture Loans, or Defective Venture Loans will not be included in the calculation of any Origination Group, and provided, further that if the aggregate principal balance of such Venture Loans originated during any such 12-month period does not equal or exceed $100,000,000, then such Origination Group will be expanded to include Venture Loans originated during the next three (3) calendar month period.
          “Overcollateralization Percentage” or “O/C Percentage” means the ratio, expressed as a percentage, of (a) the sum of (i) the Venture Loan Principal Balance of all Eligible Venture Loans owned by the Borrower and (ii) the product of (x) the fair market value (as determined pursuant to the Warrant Valuation Policy or as otherwise valued by the Agent pursuant to other third party appraisal obtained by the Agent) of all Warrants owned by the Borrower times (y) 50% over (b) the Aggregate Loan Balance.
          “Parent” means Compass Horizon Funding Company LLC, a Delaware limited liability company.
          “Participant” means any Person that has acquired an interest in a Venture Loan pursuant to a Permitted Participation Arrangement.
          “Participation Agreement” shall mean the agreement creating the Participation Interest in the related Venture Loan.
          “Participation Interest” shall mean, unless otherwise approved by Agent in writing, an undivided interest of a third party in a Venture Loan created pursuant to the related Participation Agreement; provided, however, that the Borrower shall at all times have a controlling interest in the participated Venture Loan whether it is (i) in the form of a note indicating Borrower to be the lender thereunder in the case where the Borrower is a co-lender, or (ii) in the case where the Borrower is a Participant in a Venture Loan that does not provide for individual notes, the Participation Interests owned by Borrower shall have the right to receive payments under such Participation Interest that are pari passu or senior to the rights of all other participants in such Venture Loan.
          “Paying Agent” means U.S. Bank National Association.
          “Paying Agent Fee” means with respect to any Monthly Remittance Date the amounts due to the Paying Agent under the Engagement Letter.
          “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

          “Performance Period” means, for any Origination Group, the period ending on the date upon which all Venture Loans within such Origination Group have aged six months, 12 months, 18 months, 24 months, 30 months and/or 36+ months, respectively, as applicable.
          “Permitted Liens” means (i) liens in favor of the Agent, for the benefit of the Lender, granted pursuant to the Transaction Documents, (ii) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings, provided, that appropriate reserves (if any) shall have been established with respect to any such taxes either not yet due or being contested in good faith and by appropriate proceedings, (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings, provided, that appropriate reserves shall have been established with respect to any such liens, (iv) liens in favor of any Participant under a Permitted Participation Arrangement, and (v) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property.
          “Permitted Participation Arrangement” means any participation or co-lending arrangement in which the Seller has granted and/or sold an interest in a Venture Loan to a third party pursuant to a Participation Agreement.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “PIFL” means a participation interest of the Seller, pursuant to a PIFL Agreement, in a loan made to an Obligor by either (i) Horizon Technology Funding Company II LLC and Horizon Technology Funding Company LLC, or (ii) Horizon Technology Funding Company V LLC, which participation interest has been transferred and assigned to the Purchaser pursuant to the Purchase Agreement and the related Sub-participation Certificate together with the documents required to be included in the related Loan Files, and excluding Deleted Venture Loans. Any Venture Loan that was intended by the parties hereto to be transferred to the Purchaser as indicated by the Venture Loan Schedule which is in fact not so transferred for any reason including, without limitation, a breach of a representation or warranty with respect thereto, shall continue to be a Venture Loan hereunder until the Repurchase Price with respect thereto has been paid to the Purchaser. The Venture Loans included in the Purchased Assets at any time shall be identified on the Venture Loan Schedule; provided, that notwithstanding the failure to list a Venture Loan on the Venture Loan Schedule such Venture Loan shall nonetheless be deemed a Venture Loan hereunder for any and all purposes.
          “PIFL Agreement” means the agreement evidencing the PIFL to be substantially in the form of the agreement attached hereto as Exhibit IX.
          “Portfolio Performance Test” means the test performed by the Tillinghast Towers-Perrin and reported to the Agent on the Required Testing Dates, through application of the Facility Rating Model, to ascertain the ability of the Collateral owned by the Borrower to support payment of all fees owed to the parties hereunder and pursuant to the other Transaction Documents, plus principal and interest due on the Aggregate Loan Balance, as stressed at an ‘investment-grade’ level.
          “Portfolio Yield” means, for any Collection Period, the annualized percentage equivalent of the ratio of (a) the sum of (i) all collections representing interest on the Purchased Assets received by the Borrower during the Collection Period, (ii) all collections representing Warrant proceeds received by the Borrower during the Collection Period, and (iii) all pre-payment, commitment, non-use, success and other cash fees received by the Borrower during the Collection Period, over (b) the average Net Portfolio Balance for such Collection Period.
          “Prepayment Available Funds” means Available Funds as of any Prepayment Date.
          “Prepayment Charge” means, with respect to any Venture Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Venture Loan in accordance with the terms of the related Venture Note.
          “Prepayment Costs” means an amount equal to all out-of-pocket costs, fees, losses, payments and expenses incurred (as determined by the Agent in its discretion (which determination shall be conclusive and binding on the Borrower absent manifest error)) by the Lender and the Agent in connection with the Borrower’s prepayment of the Aggregate Loan Balance or any portion thereof pursuant to Section 2.2, including without limitation any cost, fee, loss, payment or expense arising from or relating to (A) re-employment of funds obtained by the Lender and the Agent and (B) fees payable to terminate the arrangements through which such funds were obtained.
          “Prepayment Date” means any business day prior to or after a Weekly Distribution Date or Monthly Remittance Date and designated as a “Prepayment Date” in Borrower’s Prepayment Notice in accordance with Section 2.2 of this Agreement.
          “Prepayment Notice” has the meaning set forth in Section 2.2 of this Agreement.
          “PSCG Market Value Model” means the enterprise value model jointly developed by Pearl Street Capital Group (“PSCG”) and Tillinghast Towers-Perrin to simulate the expected value of a portfolio of Venture Loan and Warrants given a set of assumptions and constraints, based upon an independent actuarial analysis of the historical performance of the Venture Loans.
          “Purchase Agreement” means that certain Sale and Contribution Agreement, dated as of the Closing Date, between the Seller, as seller, and the Borrower, as purchaser, with respect to the Venture Loans and related Warrants, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Purchased Assets” has the meaning set forth in the Purchase Agreement.
          “Purchaser” means Horizon Credit I LLC, a Delaware limited liability company and Borrower hereunder.

          “Quarterly Portfolio Evaluation” means the evaluation by the Servicer and reported to the Agent, by using the Facility Rating Model, of whether the portfolio cashflows from the Purchased Assets owned by the Borrower are sufficient to repay all fees and debts owed by the Borrower under this Agreement based upon the terms of this Agreement as stressed at the investment grade level.
          “Ramp-up Period” means the period commencing on the Closing Date and terminating on the date which is the earlier to occur of (i) the date which is twelve (12) months following the Closing Date and (ii) the first date upon which the Aggregate Loan Balance equals or exceeds One Hundred Twenty Five Million U.S. Dollars ($125,000,000).
          “Records” means, with respect to any Venture Loan or Warrant, all documents required to be included in the related Loan Files and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Venture Loan, Warrant, any other Collateral and the related Obligor, provided, that “Records” shall not include any agreement between an Obligor and the Seller (or any other originator of the Venture Loan) for the Seller (or any other originator of the Venture Loan) to participate in purchases of Obligor’s equity relating to an equity financing of such Obligor.
          “Reference Amount” means, during the Ramp-up Period, unless otherwise specified in Schedule D hereto, the greater of (a) One Hundred Million U.S. Dollars ($100,000,000) or (b) the Venture Loan Principal Balance of all Eligible Venture Loans owned by Borrower; provided, however, that with respect to the top 5 obligor Concentration Limit and the top 10 obligor Concentration Limit, each as identified on Schedule D, the Reference Amount will be the greater of (x) One Hundred Twenty-Five Million U.S. Dollars ($125,000,000) or (y) the Venture Loan Principal Balance of all Eligible Venture Loans owned by the Borrower.
          “Rehabilitated Venture Loan” means any Venture Loan which (a) was previously classified as a Defaulted Venture Loan and (b) has been modified, restructured or renegotiated with the consent of the Borrower and the Servicer, prior to acceleration or liquidation of such Venture Loan.
          “Repurchase Price” means, as to any Venture Loan purchased from the Borrower by any Person on any date pursuant to Article VI of this Agreement or Section 2.4 of the Purchase Agreement, an amount equal to the sum of (i) the Venture Loan Principal Balance as to any Venture Loan as of such date, and (ii) the amount of accrued and unpaid interest on the related Venture Loan at the applicable Venture Loan rate of interest from the date through which interest was last paid on such Venture Loan to the Due Date in the month in which the Repurchase Price is to be paid, and (iii) all breakage costs owed to any relevant Hedge Counterparty for any termination of one or more Interest Rate Hedges.
          “Required Holdback Amount” means, with respect to any Weekly Distribution Date or Prepayment Date, as applicable: (i) an amount equal to the sum specified in clause (y) of the definition of Weekly Distribution Amount with respect to any Weekly Distribution Date, and (ii) with respect to any Prepayment Date, an amount equal to the sum of all Prepayment Costs and the aggregate amount specified in clause (y)(A) and (B) of the definition of Weekly

Distribution Amount, as if, for the purposes of such definition, such related Prepayment Date was a Weekly Distribution Date.
          “Revolving Period” means the period commencing on the Closing Date and ending on the earlier of (i) the Commitment Expiration Date and (ii) the Amortization Commencement Date.
          “Required Testing Dates” means (i) each anniversary of the Closing Date and (ii) the date that is no later than thirty (30) days following the occurrence of a Level II Loss Trigger Event or Level III Loss Trigger Event.
          “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Scheduled Payment” has the meaning set forth with respect thereto in the Purchase Agreement.
          “Secured Parties” means the Agent and the Lender and their successors and assigns.
          “Seller” means Compass Horizon Funding Company LLC, a Delaware limited liability company.
          “Servicer” means, initially, Horizon Technology Finance Management LLC, and thereafter shall mean the Servicer or such other Person (which may be the Back-up Servicer or the Agent) then authorized pursuant to the Servicing Agreement to service, administer and collect Venture Loans.
          “Servicer Material Adverse Effect” means a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement or any other Transaction Document.
          “Servicer Termination Event ” means, without limitation, the occurrence of any of the following:
               (i) the Servicer fails to make any payment or deposit within two (2) Business Days of when such payment or deposit is due under the terms of this Agreement or the Servicing Agreement;
               (ii) any representation or warranty made or deemed to be made by the Servicer under any Transaction Document proves false or incorrect in any material respect, unless cured to the reasonable satisfaction of the Lender;
               (iii) the Servicer fails to perform or observe any covenant or agreement of the Servicer under the Servicing Agreement or any other Transaction Document and such failure continues unremedied for ten (10) Business Days after notification by any of the parties thereto;

               (iv) the Benign Restructured and Delinquent Venture Loan Ratio exceeds twelve percent (12.00%) as of the last day of any Collection Period or ten percent (10.00%) if calculated on a rolling average basis for the last three (3) Collection Periods;
               (v) The Newly Benign Restructured and Delinquent Venture Loan Ratio exceeds eight percent (8.00%) for any Collection Period, or six percent (6.00%) if calculated on a rolling average basis for the last three (3) Collection Periods;
               (vi) The Cumulative Gross Loss Ratio for any Origination Group exceeds the applicable Level III Loss Trigger for such Origination Group as stated within Table II of Schedule D unless the Borrower complies with the Type III Advance Rate Reduction, if required, within 30 days of any Level III Loss Trigger;
               (vii) The Cumulative Net Loss Ratio for any Origination Group exceeds the applicable Level III Loss Trigger for such Origination Group as stated within Table III of Schedule D unless the Borrower complies with the Type III Advance Rate Reduction, if required, within 30 days of any Level III Loss Trigger;
               (viii) the Servicer fails to maintain a minimum tangible net worth of (A) at least Two Hundred Fifty Thousand U.S. Dollars ($250,000) on the Closing Date, (B) the greater of (x) Three Hundred Thousand U.S. Dollars ($300,000) or (y) Two Hundred Fifty Thousand U.S. Dollars ($250,000) plus 50% of cumulative positive net income for the fiscal year 2008 as of December 31, 2008; (C) the greater of (x) Five Hundred Thousand U.S. Dollars ($500,000) or (y) the result of subsection (B) plus 50% of cumulative positive net income for the fiscal year 2009 as of December 31, 2009; or (D) the greater of (x) One Million U.S. Dollars ($1,000,000) or (y) the result of subsection (C) plus 50% of cumulative positive net income for each fiscal year on and after December 31, 2010; provided, however, that no Servicer Termination Event shall be declared hereunder if the violation of any applicable threshold is cured within 180 days of the relevant measuring date although no Advances shall be made during such cure period unless there has been a cure;
               (ix) the occurrence of an event of default by the Servicer which leads to the acceleration of debt of the Servicer in the aggregate principal amount of Two Hundred Thousand Dollars ($200,000) or more;
               (x) an Event of Bankruptcy shall have occurred with respect to the Servicer; or
               (xi) any event shall have occurred with respect to the Servicer that is reasonably expected to have a Servicer Material Adverse Effect; or
               (xii) the occurrence of any Event of Default hereunder.
          “Servicing Agreement” means that certain Servicing Agreement, dated the Closing Date, by and among the Borrower, the Servicer, the Back-up Servicer, and the Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

          “Servicing Fee” means 1.00% per annum of the Venture Loan Principal Balance for any one Collection Period payable monthly for the services of the Servicer.
          “Special Purpose Entity” means a limited liability company which, at all times on and after the Closing Date, complies with the following requirements:
               (i) is organized solely for the purpose of acquiring and selling the Venture Loans, Warrants and any related assets and rights, entering into this Agreement and the other Transaction Documents to which it is a party and its performance thereunder, and transacting only related or incidental lawful business or activities it deems necessary or appropriate to carry out its primary purposes;
               (ii) is not engaged and will not engage in any business unrelated to that described in (i) above;
               (iii) does not have and will not have any assets other than those related to the Venture Loans, Warrants, Loan Files and any related assets and rights and any other assets incidental to the operation of the Borrower, including Eligible Investments;
               (iv) has not amended, altered, waived, changed or repealed (A) the Borrower’s Certificate of Formation, (B) the bankruptcy remoteness covenants set forth in Sections 9(b)(ii) and 9(b)(iv) of the Operating Agreement of the Borrower or (C) the covenant set forth in Section 9(b)(iii) of the Operating Agreement of the Borrower not to file for voluntary bankruptcy without the written consent of the Independent Manager;
               (v) has at least one (1) Independent Manager;
               (vi) shall not, and its organizational documents provides that such entity shall not, prior to the Final Payout Date without the affirmative vote of its Independent Manager on behalf of or with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;
               (vii) is and intends to remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
               (viii) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity and has not and will not identify itself as a division of any other Person;

               (ix) has maintained and will maintain its bank accounts, books of account, books and records separate from those of any other Person and will file its own tax returns, except to the extent that it is treated as a disregarded entity or part of a consolidated group filing consolidated returns for federal income tax purposes;
               (x) has maintained and will maintain its own records, books, resolutions and agreements;
               (xi) except as permitted pursuant to the Transaction Documents, has not commingled and will not commingle its funds or assets with those of any other Person;
               (xii) has held and will hold its assets in its own name;
               (xiii) has maintained and will maintain its financial statements, accounting records and other entity documents separate from those of any other Person; shall, in its financial statements, show its asset and liabilities separate and apart from those of any other Person; and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other Person except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;
               (xiv) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations;
               (xv) has observed and will observe all limited liability company formalities;
               (xvi) has and will have no Indebtedness other than as contemplated pursuant to the Transaction Documents;
               (xvii) except as permitted pursuant to the Transaction Documents, has not and will not assume or guarantee or become obligated for the debts of any other Person, hold out its credit as being available to satisfy the obligations of any other Person or pledge its assets for the benefit of any other Person, other than the Agent for the benefit of the Secured Parties;
               (xviii) except as permitted pursuant to the Transaction Documents, has not and will not acquire obligations or securities of its members or any other Affiliate;
               (xix) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;
               (xx) will maintain and use separate stationery, invoices and checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
               (xxi) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Borrower and not as a division or part of any other Person;
               (xxii) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
               (xxiii) except for any Venture Loans and Subsequent Venture Loans, has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
               (xxiv) maintains an arm’s-length relationship with its Affiliates and has not entered into or been a party to, and will not enter into or be a party to, any transaction with its members or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (B) in connection with this Agreement;
               (xxv) has not and will not have any obligation to, and will not, indemnify its officers or members, as the case may be, unless such an obligation is fully subordinated to the Loan and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Loan is insufficient to pay such obligation;
               (xxvi) does not and will not have any of its obligations guaranteed by any Affiliate; and
               (xxvii) has complied and will comply with all of the terms and provisions contained in its organizational documents.
          “Sub-participation Certificate” means a certificate evidencing a sub-participation interest of the Purchaser in a PIFL, substantially in the form attached as Annex A to the PIFL Agreement.
          “Subsequent Advance” has the meaning set forth in Section 1.1(a).
          “Subsequent Venture Loan” mean an Ordinary Venture Loan (and specifically excluding any PIFL other than a PIFL that would result from a Subsequent Seller Advance made with respect to a PIFL Transferred on the Initial Funding Date) that is an Eligible Venture Loan as of the related Transfer Date and that is transferred and assigned to the Purchaser pursuant to Section 2.1 of the Purchase Agreement and the related Subsequent Transfer Instrument on the related Subsequent Transfer Date, as identified in the Subsequent Venture Loan Schedule attached to the related Subsequent Transfer Instrument as Schedule 1.
          “Subsequent Transfer Date” means, with respect to each Subsequent Transfer Instrument, the date on which the related Subsequent Venture Loans and Warrants are transferred to the Purchaser pursuant to the Purchase Agreement and the related Subsequent Transfer Instrument.
          “Subsequent Transfer Instrument” means each Subsequent Transfer Instrument, dated as of a Subsequent Transfer Date, executed by the Seller and substantially in the form attached to the Purchase Agreement as Exhibit B, by which Subsequent Venture Loans are transferred to the Purchaser.
          “Subsidiary” of a Person means (i) any corporation more than fifty percent (50.00%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than fifty percent (50.00%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
          “Substitute Venture Loan” has the meaning set forth in the Purchase Agreement.
          “Tax Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.
          “Termination Date” means the earlier of (a) the Final Payout Date or (b) (if so declared by the Agent in writing to the Borrower pursuant to Section 7.2(a) hereof) the occurrence of an Event of Default.
          “Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Servicing Agreement, any back-up servicing agreement that may be entered into between the Agent and the Back-up Servicer from time to time, the Custodial Agreement, the Lockbox Agreement, the Fee Letter, the Engagement Letter, and all other instruments, documents and agreements executed and delivered in connection herewith and therewith.
          “Transition Expenses” shall mean the documented expenses actually incurred by the Back-up Servicer, up to $50,000, in connection with the transfer of servicing responsibilities from the Servicer to the Back-up Servicer as the successor Servicer, pursuant to the Servicing Agreement, payable in accordance with Section 2.3 hereto.
          “Transfer Date” means (i) the Initial Funding Date, (ii) the related Subsequent Transfer Date, and (iii) with respect to Substitute Venture Loans, the date upon which such Venture Loans are transferred to the Purchaser by the Seller pursuant to the terms of the Purchase Agreement, as the case may be.

          “Transfer Date Principal Balance” means, with respect to a Substitute Venture Loan, the outstanding principal balance of such Substitute Venture Loan as of the close of business on the related Transfer Date.
          “Type I Advance Rate Reduction” means the amount by which the Facility Advance Rate is reduced upon the application of the Type I Advance Rate Reduction Percentage, if applicable.
          “Type I Advance Rate Reduction Percentage” means that, if an Interest Rate Hedge reasonably acceptable to the Agent is not obtained within 30 days following any violation of the Net Excess Spread Test, the percentage amount equivalent to the product of (a) the difference between (i) 2.0% and (ii) the Net Excess Spread reported for the most recently ended Collection Period and (b) the weighted average life (expressed in years) for all Eligible Venture Loans currently owned by the Borrower; provided, further that any such Advance Rate Reduction shall remain in effect until the earlier of (a) the date upon which the Borrower is no longer in violation with the Net Excess Spread Test, (b) the date upon which a new Type I Advance Rate Reduction is calculated pursuant to this paragraph or (c) the date upon which the Borrower obtains an Interest Rate Hedge in a form reasonably acceptable to the Agent.
          “Type II Advance Rate Reduction” means the amount by which the Facility Advance Rate is reduced upon the application of the Type II Advance Rate Reduction Percentage, if applicable.
          “Type II Advance Rate Reduction Percentage” means that following the Annual Portfolio Performance Test, the percentage decrease in the Facility Advance Rate required to ensure a minimum implied investment-grade rating (as determined by reference to the Facility Rating Model and based on expected loss for the Loan hereunder).
          “Type III Advance Rate Reduction” means the amount by which the Facility Advance Rate is reduced upon the application of the Type III Rate Reduction Percentage, if applicable.
          “Type III Advance Rate Reduction Percentage” means, if any Level II or Level III Loss Trigger Event has occurred, the percentage decrease in the Advance Rate required, if any, to ensure a minimum implied investment-grade rating (pursuant to the Loss Trigger Event Test and Facility Rating Model) after giving effect to the occurrence of any Loss Trigger Event. Any Type III Advance Rate Reduction will remain in effect until the date which is 12 months following the date upon which the Cumulative Gross Loss Percentage and Cumulative Net Loss Percentage figures for all Origination Groups are below the Loss Trigger Event levels for their most recently completed Performance Periods; provided, however, that any Type III Advance Rate Reduction may be reduced by up to 50% after six (6) months if (i) no Level II or Level III Loss Trigger Events have occurred with respect to the most recently completed Performance Periods for each Origination Group and (ii) the Loss Trigger Event Test is re-run by Tillinghast Towers-Perrin as re-adjusted and the Loan hereunder is deemed to be ‘investment grade’ after giving effect to such required adjustment to the Facility Rating Model.

          “UCC” means, with respect to any Collateral, the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
          “Underwriting Guidelines” means the underwriting guidelines, policies and procedures of the Seller in substantially the form attached as Exhibit 2 to the Purchase Agreement and delivered by the Seller to the Agent and the Purchaser on or before the Closing Date, as the same may be modified and amended from time to time, pursuant to and as limited by, Section 3.03(d) of the Servicing Agreement.
          “Unmatured Event of Default” means an event which constitutes (i) a failure to make any payment when due, including but not limited to the deposit of funds, collection of monies owed, or payment of any debt under this Agreement or any other Transaction Document, (ii) any failure to perform testing or reporting obligations described in this Agreement, or (iii) the imposition of any lien, pledge or charge over any Collateral, and which, with the passage of time or the giving of notice, or both, would constitute an Event of Default.
          “Upfront Fee” has the meaning set forth in the Fee Letter.
          “Venture Loans” means, (i) Ordinary Venture Loans, or (ii) PIFLs.
          “Venture Loan Excess Concentration Amount” means, as of any date of calculation, in the event that the Eligible Venture Loans of a particular category set forth on Schedule D hereto shall exceed the Concentration Limit set forth in Table I on such Schedule with respect to such Venture Loan category, then, for each Venture Loan within such Venture Loan category, an amount by which the Principal Balance of such Venture Loans as of such date exceeds the Concentration Limits established under the Facility with respect to such category of Eligible Venture Loans.
          “Venture Loan Principal Balance” means the outstanding principal balance of any Venture Loan, other than any Participation Interest thereto granted to a Participant under a Permitted Participation Arrangement.
          “Venture Loan Schedule” means, as of any date, the electronic schedule of Eligible Venture Loans set forth herein as Schedule B (as amended from time to time in accordance with the terms hereof), for each Venture Loan (A) that is an Ordinary Venture Loan, and (B) that is a PIFL, the underlying loan to which the PIFL relates which schedule shall set forth
          (i) the loan number of such Venture Loan (or in the case of a PIFL, the loan number of such underlying loan to which the PIFL relates);
          (ii) the name and address of the principal office of the related Obligor (or in the case of a PIFL, the name and address of the principal office of the related Obligor of such underlying loan to which the PIFL relates);
          (iii) the maturity date of such Venture Loan (or in the case of a PIFL, the maturity date of such underlying loan to which the PIFL relates);

          (iv) the original principal balance of such Venture Loan, be it an Initial Venture Loan, Subsequent Venture Loan, or the Transfer Date Principal Balance of any Substitute Venture Loan (or in the case of a PIFL, the original principal balance of such underlying loan to which the PIFL relates and the original principal balance of the PIFL);
          (v) the first payment date of the related Venture Loan (or in the case of a PIFL, the first payment date of such underlying loan to which the PIFL relates);
          (vi) the Scheduled Payment for such Venture Loan (or in the case of a PIFL, the Scheduled Payment of such underlying loan to which the PIFL relates);
          (vii) the Venture Rate for such Venture Loan (or in the case of a PIFL, the Venture Rate of such underlying loan to which the PIFL relates); and
          (viii) if a Permitted Participation Arrangement, the Participant’s Interest.
          The Venture Loan Schedule may be amended from time to time pursuant to Article VI of this Agreement to reflect the purchase by the Seller of a Defective Venture Loan, or the Servicer of a Delinquent Venture Loan or a Defaulted Venture Loan, or the replacement by the Seller of a Venture Loan with a Substitute Venture Loan, in each case in accordance with the terms of the Transaction Documents.
          “Venture Note” means, with respect to a Venture Loan, the original executed note or other evidence of indebtedness evidencing the indebtedness of the related Obligor under the related Venture Loan.
          “Venture Rate” means, with respect to a Venture Loan, the annual rate of interest borne by the related Venture Note from time to time.
          “Warrants” certain equity purchase rights granted to the owner of the Venture Loans, exercisable at its option, from the Obligor under related Venture Loans that are Ordinary Venture Loans and percentage interests in such Warrants transferred to the Purchaser pursuant to a sub-participation in a PIFL.
          “Warrant Proceeds” means any payment made or distribution to the Borrower with respect to any Warrants.
          “Warrant Valuation Policy” means the warrant valuation policy of the Seller substantially in the form of Exhibit VII hereto, as the same may be modified or amended from time to time.
          “Weekly Distribution Amount” means, with respect to any Weekly Distribution Date, an amount that is equal to the positive excess of (x) the sum (without duplication) of (A) all previously undistributed collections attributable to principal on the Venture Loans on deposit in the Collection Account on such Weekly Distribution Date, and (B) any other amounts remitted to the Collection Account pursuant to the Servicing Agreement or any other Transaction Document by the Servicer, any Obligor, any insurer or any other Person, to the extent attributable to principal on the Venture Loans, and on deposit in the Collection Account on such

Weekly Distribution Date, over (y) the sum of (A) all accrued and unpaid fees, expenses, reimbursements and indemnification amounts owed by the Borrower, the Servicer or the Seller to any Person under the Transaction Documents with respect to the next Monthly Distribution Date, (B) all expenses, reimbursements, indemnification amounts and fees that the Servicer (in its reasonable and prudent discretion) anticipates will or may become due and payable by the Borrower, the Servicer or the Seller to any Person under the Transaction Documents on the Monthly Remittance Date immediately following such Weekly Distribution Date and (C) the accrued and unpaid interest (as calculated at the then-current LIBO Rate plus the Margin) on the Aggregate Loan Balance, and the accrued and unpaid Facility Fees, as of the related Monthly Distribution Date.
          “Weekly Distribution Date” means, to the extent Borrower, in its discretion, has notified Agent of its intent to Distribute Weekly Distribution Amounts, the Thursday of such calendar week identified in such notice, or if such day is not a Business Day, then the next succeeding Business Day.
          “WestLB” means WestLB AG, New York Branch, in its individual capacity and its successors.
          “Withholding Certificate” has the meaning set forth in Section 2.1(g).

EXHIBIT II
1.	Places of Business of the Borrower: 76 Batterson Park Road, Farmington, Ct., 06032

2.	Location of Records: 76 Batterson Park Road, Farmington, Ct., 06032

3.	Borrower’s Federal Employer Identification Number: 26-1971831

4.	Borrower’s Organizational Identification Number: 4490271

II - 1

EXHIBIT III

FORM OF COMPLIANCE CERTIFICATE
To: WestLB AG, New York Branch, as the Agent
          This Compliance Certificate is furnished pursuant to that certain Credit and Security Agreement dated as of March 4, 2008, among Horizon Credit I LLC (the “Borrower”), WestLB AG, New York Branch, as Lender, U.S. Bank National Association, as the Custodian and Paying Agent thereunder, and WestLB AG, New York Branch, as agent for the Lender (the “Agreement”).
THE UNDERSIGNED HEREBY CERTIFIES IN HIS CAPACITY AS                      OF BORROWER THAT:
     1. I am the duly elected [                                        ] of the Borrower.
     2. I have reviewed the terms of the [Agreement] [and the Servicing Agreement (as defined in the Agreement)] and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the [Borrower] [Servicer] during the accounting period covered by the attached financial statements.
     3. The review described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default, a Servicer Termination Event, a Back-up Servicer Trigger Event, an Unmatured Event of Default, or an Early Amortization Event as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth in paragraph 4 below].
     [4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [each of the Servicer and] the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:                     ].
     5. The attached financial statements present fairly the financial condition and results of operations of the [Borrower] [Servicer] and have been prepared in accordance with GAAP (as defined in the Agreement).
The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered as of                     , 20_.

By:
Name:
Title:

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EXHIBIT IV
FORM OF LOAN PORTFOLIO REPORT
[See Attached]

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EXHIBIT V
FORM OF ADVANCE REQUEST
                                         [DATE]
WestLB AG, New York Branch

Attn: Advances Department
Re: Advance Request under the Credit and Security Agreement by and among Horizon Credit I LLC, as borrower (the “Borrower”), WestLB AG, New York Branch, as lender (the “Lender”), WestLB AG, New York Branch, as agent (the “Agent”), and U.S. Bank National Association, as custodian (the “Custodian”) and Paying Agent thereunder, dated as of March 4, 2008 (the “Credit and Security Agreement”)
Pursuant to Article IV of the Credit and Security Agreement and subject to the conditions under the Credit and Security Agreement, we hereby request the following Advance:

Amount:	US$

Advance Date:

Immediately after giving effect to the Advance requested hereunder, the Borrowing Base shall be:                    . We have submitted along with this Advance Request a copy of our spreadsheet showing the borrowing base calculations used to calculate the Borrowing Base amount.
Please credit the amount of the Advance to the Advance Account identified in the Credit Agreement.
We confirm that, on the date hereof, (i) the representations and warranties set forth in Section 3.1 and Schedule C of the Credit and Security Agreement are true and correct in all material respects, provided that representation of warranties containing materiality qualifiers shall be true and correct in all respects (except for representations and warranties that speak of an earlier date, which such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) no Borrowing Base Deficit exists, as evidenced by the Borrowing Base calculations attached hereto, and (iii) the other conditions precedent set forth in Article IV of the Credit and Security Agreement relating to the proposed Advance have been satisfied.

V - 1

Sincerely,

Horizon Credit I LLC, as the Borrower

By: Compass Horizon Partners, LP, its Manager

By: Navco Management Ltd., its General Partner

By:
Cora Lee Starzomski
Title: Director/Treasurer

Address:	76 Batterson Park Road
Farmington, CT 06032
Attention:	Robert D. Pomeroy, Jr.
Fax:	(860) 676-8655
Telephone:	(860) 676-8656
Email:	rob@horizontechfinance.com

V - 2

EXHIBIT VI
FORM OF PREPAYMENT REQUEST
                                                             [DATE]
WestLB AG, New York Branch
1211 Avenue of the Americas
New York, New York 10036
Attention:     Jon Hellbusch
U.S. Bank National Association
209 S. LaSalle Street, Suite 300
Chicago, Illinois 60604
Attn: Corporate Trust Services

Re:	Prepayment Request under the Credit and Security Agreement by and among Horizon Credit I LLC, as borrower (“Borrower”), WestLB AG, New York Branch, as lender (“Lender”), WestLB AG, New York Branch, as agent (“Agent”), and U.S. Bank National Association, as paying agent (“Paying Agent”) and Custodian thereunder, dated as of March 4, 2008 (the “Credit and Security Agreement”)
Pursuant to Section 2.2 of the Credit and Security Agreement and subject to the terms and conditions of the Credit and Security Agreement, we hereby deliver the following Prepayment Request:
On                                          20___, U.S. Bank National Association as the Paying Agent shall, distribute to the Agent the Funds on deposit in the Collection Account that exceed the Required Holdback Amount, for application to reduce the outstanding principal balance of the Loan; provided, that the Paying Agent shall retain on deposit in the Collection Account on such Prepayment Date, and shall not distribute to the Agent on such Prepayment Date, the amount set forth below:
Required Holdback Amount: US$
We confirm that (x) no Borrowing Base Deficit exists as of the date hereof, and (y) no Event of Default, Early Amortization Event, Unmatured Event of Default, Material Adverse Effect, Servicer Termination Event, or Back-up Servicer Trigger Event has occurred as of the date hereof.
[Signature page follows]

VII - 1

All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Credit and Security Agreement.

Sincerely,

Horizon Credit I LLC, as the Borrower

By: Compass Horizon Partners, LP, its Manager

By: Navco Management Ltd., its General Partner

By:
Cora Lee Starzomski
Title: Director/Treasurer

Address:	76 Batterson Park Road
Farmington, CT 06032
Attention:	Robert D. Pomeroy, Jr.
Fax:	(860) 676-8655
Telephone:	(860) 676-8656
Email:	rob@horizontechfinance.com

VII - 2

EXHIBIT VII
WARRANT VALUATION POLICY
[See attached]

VII - 1

EXHIBIT VIII
FORM OF WEEKLY DISTRIBUTION REQUEST
[Date]
WestLB AG, New York Branch
1211 Avenue of the Americas
New York, New York 10036
Attention: Advances Department
U.S. Bank Corporate Trust Services
209 South LaSalle Street, Suite 300
Chicago, Illinois 60604
Attention: Structured Finance /Horizon Credit I LLC
Re: Weekly Distribution Request
Dear Sirs:
Pursuant to Section 2.6 of the Credit and Security Agreement by and among Horizon Credit I LLC, as borrower (“Borrower”), WestLB AG, New York Branch, as lender (“Lender”), WestLB AG, New York Branch, as agent (“Agent”), and U.S. Bank National Association, as custodian and as the paying agent, dated as of March 4, 2008 (the “Credit and Security Agreement”), and subject to the terms and conditions of the Credit and Security Agreement, we hereby deliver the following Weekly Distribution Request:
     1. On the Weekly Distribution Date occurring on                     , 200     , U.S. Bank National Association as the Paying Agent shall, to the extent that the funds on deposit in the Collection Account on such Weekly Distribution Date exceed [Two Hundred Fifty Thousand Dollars ($250,000)], distribute to the Agent (as specified below) the Weekly Distribution Amount relating to such Weekly Distribution Date on deposit in the Collection Account, for application to reduce the outstanding principal balance of the Loan, as applicable; provided, that (i) such Weekly Distribution Amount shall exceed [Two Hundred Fifty Thousand Dollars ($250,000)] and (ii) the Paying Agent shall retain on deposit in the Collection Account on such Weekly Distribution Date, and shall not distribute to the Agent on such Weekly Distribution Date as part of its related Weekly Distribution Amount, the “Requested Holdback Amount” set forth below (which represents an amount equal to the sum of (i) the amount specified in Item 2 below, which is the amount calculated on the related Weekly Distribution Date pursuant to clause (y) of the defined term “Weekly Distribution Amount” in the Credit and Security Agreement, and (ii) the amount specified in Item 3 below, which shall be determined by the Borrower and the Servicer in their sole discretion). The following is a detailed summary of certain specified amounts on the date hereof:

VIII - 1

1.	Collection Account balance:

2.	Amount specified in clause (y) of the definition of the term “Weekly Distribution Amount” for the related Weekly Distribution Date (see attached schedule):

3.	Discretionary amount to be kept on deposit in the Collection Account on the Weekly Distribution Date specified above, as per the request of the Borrower/Servicer:

4.	Requested Distribution Amount being made hereunder:
     Payment of the related Weekly Distribution Amount shall be made to the Agent on the related Weekly Distribution Date by way of wire transfer in immediately available funds directed as follows:

Bank Name:	Chase Manhattan Bank, N.A.
ABA Routing No.:	021000021
For Credit to:	WestLB, NY
Reference:	Horizon Credit I LLC
Attn:	Loan Administration
All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Credit and Security Agreement.
[Signature page follows]

VIII - 2

Sincerely, Horizon Technology Finance Management LLC, as the Servicer
By:
Name:
Title:

ACCEPTED AND AGREED:

Horizon Credit I LLC, as the Borrower

By:	Compass Horizon Partners, LP, its Manager

By:	Navco Management Ltd., its General Partner

By:

Cora Lee Starzomski
Title: Director/Treasurer

Address:	76 Batterson Park Road
Farmington, CT 06032
Attention:	Robert D. Pomeroy, Jr.
Fax:	(860) 676-8655
Telephone:	(860) 676-8656
Email:	rob@horizontechfinance.com

VIII - 3

DISTRIBUTION REQUEST
Supporting Schedule
[Date]

Holdback Estimate:

Back-up Servicer Fee
Transition Expenses
Custodian Fee
Paying Agent Fee
Expenses Servicer Fee

Interest

Commitment Fee
Estimating contingency

Average daily Venture Loan Portfolio Balance
Number of days since prior Settlement Date

Interest Rate
Average Net Portfolio Balance

VIII - 4

SCHEDULE A-1
DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THE CLOSING DATE (OR, AS NOTED,
ON OR PRIOR TO THE INITIAL FUNDING DATE)
          1. A copy of the Sale and Contribution Agreement, dated as of the Closing Date, between Compass Horizon Funding Company LLC (“CHF”), as the Seller (in such capacity, the “Seller”), and Horizon Credit I LLC, as the Purchaser (in such capacity, the “Purchaser”), duly executed by each party thereto.
          2. A copy of the Servicing Agreement, dated as of the Closing Date, among Horizon Credit I LLC, as the Borrower (in such capacity, the “Borrower”), Horizon Technology Finance Management LLC, as the Servicer (the “Servicer”), and WestLB AG, New York Branch (“WestLB”), as the Agent (in such capacity, the “Agent”), duly executed by each party thereto.
          3. A copy of the Custodial Agreement, dated as of the Closing Date, among the Borrower, the Agent, the Servicer, and U.S. Bank National Association, as the Custodian (the “Custodian”), duly executed by each party thereto.
          4. A copy of the Fee Letter, dated as of the Closing Date, between the Borrower and the Agent, duly executed by each party thereto.
          5. *A copy of the Collateral Receipt, dated as of the Initial Funding Date, between the Seller and the Purchaser, duly executed by each party thereto.
          6. A copy of the Lockbox Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Agent, the Lender, the Lockbox Bank and the Paying Agent, duly executed by each party thereto.
          7. A certificate of the Secretary of the Borrower and the Purchaser, dated the Closing Date, certifying (i) as to the names and true signatures of the incumbent officers of the Borrower authorized to sign this Agreement, the other Transaction Documents to which either the Borrower or the Purchaser is a party and the other documents to be delivered by it hereunder and thereunder (on which certificate the Agent and the Lender may conclusively rely until such time as the Agent shall receive from the Borrower a revised certificate meeting the requirements of this paragraph), (ii) that the copy of the certificate of formation of the Borrower and the Purchaser attached thereto is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and is in full force and effect, and (iii) that the copy of the limited liability company agreement of the Borrower and the Purchaser attached thereto is a complete and correct copy and that such limited liability company agreement has not been amended, modified or supplemented and is in full force and effect.
          8. A certificate of the Secretary of the Seller, dated the Closing Date, certifying (i) as to the names and true signatures of the incumbent officers of the Seller authorized to sign the Transaction Documents to which any of the Seller is a party and the other

*	To be delivered on the Initial Funding Date.

A1 - 1

documents to be delivered by each of them hereunder and thereunder (on which certificate the Agent and the Lender may conclusively rely until such time as the Agent shall receive from the Seller a revised certificate meeting the requirements of this paragraph), (ii) that the copy of the certificate of formation of the Seller attached thereto is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the limited liability company agreement of the Seller attached thereto is a complete and correct copy and that such agreement has not been amended, modified or supplemented and is in full force and effect, and (iv) the resolutions of the Seller’s board of managers approving and authorizing the execution, delivery and performance by the Seller of the Transaction Documents to which either the Seller is a party and the documents related hereto and thereto.
          9. A certificate of the Secretary of the Paying Agent, dated the Closing Date, certifying (i) as to the names and true signatures of the incumbent officers of the Custodian authorized to sign this Agreement, the other Transaction Documents to which the Custodian or the Servicer is a party and the other documents to be delivered by the Custodian hereunder and thereunder (on which certificate the Agent and the Lender may conclusively rely until such time as the Agent shall receive from the Custodian a revised certificate meeting the requirements of this paragraph), (ii) that the copy of the certificate of incorporation of the Custodian attached thereto is a complete and correct copy and that such certificate of incorporation has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the bylaws of the Custodian attached thereto is a complete and correct copy and that such bylaws has not been amended, modified or supplemented and is in full force and effect, and (iv) the resolutions of the board of directors of the Custodian approving and authorizing the execution, delivery and performance by the Custodian of this Agreement, the other Transaction Documents to which the Custodian is a party and the documents related hereto and thereto.
          10. *Certified Judgment and Tax Lien Search Reports for the Seller, dated no earlier than seven (7) days prior to the Initial Funding Date.
          11. *Certified Judgment and Tax Lien Search Reports for the Borrower, dated no earlier than seven (7) days prior to the Initial Funding Date.
          12. *A good standing certificate for the Borrower, dated no earlier than seven (7) days prior to the Initial Funding Date, issued by the Secretary of State of the State of Delaware.
          13. *The certificate of formation of the Borrower, certified by the Secretary of State of the State of Delaware on a date no earlier than seven (7) days prior to the Initial Funding Date.
          14. *A good standing certificate for the Servicer, dated no earlier than seven (7) days prior to the Initial Funding Date, issued by the Secretary of State of the State of Connecticut.

*	To be delivered on the Initial Funding Date.

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          15. *The certificate of incorporation of the Servicer, certified by the Secretary of State of the State of Connecticut on a date no earlier than seven (7) days prior to the Initial Funding Date.
          16. *Certified copies of requests for information or copies (or a similar UCC search report certified by a party acceptable to the Agent), dated no earlier than seven (7) days prior to the Initial Funding Date, listing all effective financing statements which name the Borrower (under its present name and any previous name) as debtor, together with copies of such financing statements (none of which, other than the financing statements filed hereunder, shall cover any of the Collateral).
          17. Any necessary third party consents to the closing of the transactions contemplated hereby.
          18. *Satisfactory evidence of the execution and filing with the appropriate governmental authorities, as determined by the Agent, in the state of the Borrower’s principal place of business and in the state of the Borrower’s organization and in such other jurisdictions as may be required by the Agent, of Uniform Commercial Code Financing Statements (UCC-1) and/or such other instruments as may be necessary to perfect the first priority security interest of the Agent on behalf of the Lender in the Collateral.
          19. *Post-Filing UCC Lien Search Reports reflecting the UCC Financing Statements listed in item 18 above to be of record.
          20. Opinion of Edwards, Angell, Palmer & Dodge LLP, counsel to the Servicer and Seller, dated the Closing Date, as to certain corporate and other matters under U.S. law, in form and substance satisfactory to the Agent and its counsel in their reasonable discretion.
          21. Opinion of Morrison Cohen LLP, counsel to the Borrower, dated the Closing Date, as to certain corporate and other matters under U.S. law, including first priority security-interest perfection, in form and substance satisfactory to the Agent and its counsel in their reasonable discretion
          22. Opinion of Morrison Cohen LLP, counsel to the Borrower, dated the Closing Date, with respect to the true sale of the Venture Loans and Warrants and issues of substantive consolidation, in form and substance satisfactory to the Agent and its counsel in their reasonable discretion.
          23. Opinion of Chapman and Cutler LLP, counsel to the Back-up Servicer and the Custodian, dated the Closing Date, as to certain corporate and other matters, in form and substance satisfactory to the Agent and its counsel in their reasonable discretion.
          24. *Opinion of Morrison Cohen LLP, counsel to the Borrower, dated the Initial Funding Date, with respect to security-interest perfection and priority under U.S. law, in form and substance satisfactory to the Agent and its counsel in their reasonable discretion.

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          25. *Initial Venture Loan Schedule.
          26. List of Servicing Officers, dated the Closing Date, provided to the Borrower and the Agent.
          27. *Certification of the Custodian, dated the Initial Funding Date, as to its receipt of the documents required to be included in the Loan Files relating to the Initial Eligible Venture Loans.
          28. *Confirmation and Notice of Pledge of the Custodian, dated the Initial Funding Date.
          29. Delivery by the Custodian of evidence that it is maintaining in full force and effect relevant insurance documentation.
          30. A working version of the Facility Rating Model, in form and substance satisfactory to the Agent.
          31. Completed Advance Request.
          32. Delivery by Servicer of copy of policy of insurance covering errors and omissions.
          33. A certificate of the Secretary of the Servicer, dated the Closing Date, certifying (i) as to the names and true signatures of the incumbent officers of the Servicer authorized to sign this Agreement, the other Transaction Documents to which either the Servicer is a party and the other documents to be delivered by it hereunder and thereunder (on which certificate the Agent and the Lender may conclusively rely until such time as the Agent shall receive from the Servicer a revised certificate meeting the requirements of this paragraph), (ii) that the copy of the certificate of formation of the Servicer attached thereto is a complete and correct copy and that such certificate of formation has not been amended, modified or supplemented and is in full force and effect, and (iii) that the copy of the limited liability company agreement of the Servicer attached thereto is a complete and correct copy and that such limited liability company agreement has not been amended, modified or supplemented and is in full force and effect.

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SCHEDULE A-2
DOCUMENTS TO BE DELIVERED TO THE AGENT
ON OR PRIOR TO THE RELATED SUBSEQUENT TRANSFER DATE
     1. Subsequent Venture Loan Schedule and updated Venture Loan Schedule.
     2. Completed Advance Request.
     3. A copy of the related Subsequent Transfer Instrument, duly executed by each party thereto.
     4. Any necessary third party consents to the funding of the related Subsequent Advance and the closing of the transactions contemplated by the related Subsequent Transfer Instrument.
     5. Certification of the Custodian, dated the related Subsequent Transfer Date, as to its receipt of the documents required to be included in the Loan Files relating to the related Subsequent Venture Loans.
     6. Confirmation and Notice of Pledge of the Custodian, dated the related Subsequent Transfer Date.

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SCHEDULE B
VENTURE LOAN SCHEDULE
[See attached]

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SCHEDULE C
VENTURE LOAN REPRESENTATIONS AND WARRANTIES
     The representations and warranties contained in Schedule 3 to the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

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SCHEDULE D
CONCENTRATION LIMITS AND LOSS TRIGGER EVENTS
With respect to all Eligible Venture Loans owned by the Borrower, the percentage limits stated within Table I below will apply relative to the Venture Loan Principal Balance for Eligible Venture Loans; provided, that for the purposes of classifying each Eligible Venture Loan into a category, in the case of a Venture Loan that is a PIFL, the category classification shall reflect the type of underlying loan to which the PIFL relates; provided further, that during the Ramp-up Period the percentage limits in Table I below will apply to the Reference Amount, for purposes of determining the Concentration Limits:
TABLE I:

Category	% Limit
Top Industry Sector Loans	33.3%
Top Venture Capital Sponsor Loans	15.0%
Top 5 Venture Capital Sponsors Loans	50.0%
Top 5 Obligors based on greatest outstanding principal loan balance	25.0%
Top 10 Obligors based on greatest outstanding principal loan balance	40.0%
General Classification: Tech[1]	65.0%
General Classification: Life Sciences[2]	60.0%
General Classification: Other[3]	10.0%
Non-Amortizing Venture Debt	25.0%
Subordinated Venture Debt	60.0%
Venture Debt Round 1 Investments	20.0%
Venture Debt Round 2 and Round 3 Investments	30.0% each Round
Venture Debt Round 4, Round 5, and Later Round Investments	40.0% each Round

[1]	Software, Telecommunications, Networking & Equipment, Semiconductors, Computers & Peripherals, Electronics, IT Services, and Media & Entertainment

[2]	Biotechnology, Medical Devices & Equipment, and Healthcare Services

[3]	Business Products & Services, Consumer Products & Services, Industrial/Energy, Financial Services, Retailing/Distribution, and other industry sectors as approved by the Agent prior to the Closing Date.

TABLE II:
Cumulative Gross Loss Ratio

	MONTH FOLLOWING ORIGINATION
TRIGGER*	6	12	18	24	30	36+
Level I Loss Trigger Event
O/C Percentage < 150%	7.00%	8.00%	9.00%	10.00%	10.25%	10.50%
O/C Percentage >/= 150%	7.50%	8.50%	9.50%	10.50%	10.75%	11.00%

Level II Loss Trigger Event
O/C Percentage < 150%	9.00%	10.00%	11.00%	11.75%	12.50%	12.75%
O/C Percentage >/= 150%	9.50%	10.50%	11.50%	12.25%	13.00%	13.25%

Level III Loss Trigger Event
O/C Percentage < 150%	10.50%	11.50%	12.00%	13.00%	13.25%	13.50%
O/C Percentage >/= 150%	11.00%	12.00%	12.50%	13.25%	13.50%	13.75%

Level IV Loss Trigger Event
O/C Percentage >/= 150%	11.00%	12.00%	12.50%	13.25%	14.00%	14.25%
O/C Percentage >/= 150%	11.50%	12.50%	13.00%	13.50%	14.25%	14.50%

TABLE III:
Cumulative Net Loss Percentage

	MONTH FOLLOWING ORIGINATION
TRIGGER	6	12	18	24	30	36+
Level I Loss Trigger Event
O/C Percentage < 150%	4.50%	5.50%	6.00%	6.50%	7.00%	7.25%
O/C Percentage >/= 150%	5.00%	6.00%	6.50%	7.25%	7.75%	8.00%

Level II Loss Trigger Event
O/C Percentage < 150%	6.00%	7.00%	8.00%	8.50%	9.00%	9.25%
O/C Percentage >/= 150%	6.50%	7.50%	8.50%	9.00%	9.50%	9.75%

Level III Loss Trigger Event
O/C Percentage < 150%	7.00%	8.00%	9.00%	9.75%	10.25%	10.50%
O/C Percentage >/= 150%	7.50%	8.50%	9.50%	10.25%	10.75%	11.00%

Level IV Loss Trigger Event
O/C Percentage >/= 150%	8.50%	9.50%	10.25%	10.75%	11.25%	11.75%
O/C Percentage >/= 150%	9.00%	10.00%	11.00%	11.50%	12.00%	12.50%

SCHEDULE E
Tillinghast Towers-Perrin Procedures for the Portfolio Performance Test

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